As filed with the Securities and Exchange Commission on June 26, 2015

Registration No.  _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________

AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933
__________________

CAPSTONE THERAPEUTICS CORP.
(Exact name of registrant as specified in its charter)
________________

DELAWARE	2834	86-0585310
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
________________

1275 West Washington Street, Suite 104
Tempe, Arizona 85281
(602) 286-5520

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________

John M. Holliman, III, Chairman
and Principal Executive Officer
Capstone Therapeutics Corp.
1275 West Washington Street, Suite 104
Tempe, Arizona 85281
(602) 286-5520

(Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________

Copy to:

Steven P.  Emerick
Quarles & Brady LLP
One Renaissance Square, Two North Central Avenue
Phoenix, Arizona 85004
(602) 230-5517
_______________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   _______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:     Accelerated filer:      Non-accelerated filer:       Smaller reporting company: X

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Units consisting of Common Stock and Warrants (3)	$10,000,000	$1,162.00
Common Stock Issuable Upon Exercise of Warrants in the Units (3)
Warrants to be issued to Placement Agent (4) (5)	-	-
Common Stock Issuable Upon Exercise of Placement Agent Warrants (3)
Total		$1,162.00
(1)	Any additional shares of common stock to be issued as a result of stock splits, stock dividends, or similar transactions shall be covered by this registration statement as provided in Rule 416.
(2)	Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, based upon estimate of proposed maximum offering price.
(3)
Pursuant to the Tax Benefit Preservation Plan (“Benefit Plan”), dated as of June 24, 2014, between the Company and Computershare Inc., each share of common stock has an attached right that entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.0005 per share (the “Preferred Shares”), of the Company at an exercise price of $5.00 per one-hundredth of a Preferred Share, subject to adjustment, on the terms set forth in the Benefit Plan.  At June 24, 2015, the rights are not exercisable and trade only with shares of the Company’s common stock.

(4)	No fee required pursuant to Rule 457 under the Securities Act of 1933, as amended. See “Plan of Distribution”.
(5)	Estimated pursuant to Rule 457(g) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

__________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state in which such offer, solicitation, or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 26, 2015

PROSPECTUS

CAPSTONE THERAPEUTICS CORP.

       Units, each consisting of one share of Common Stock and one-half Warrant to purchase one share of Common Stock

We are offering up to         Units (the “Units”), each consisting of one share of common stock and one-half of a warrant to purchase one share of common stock.  The shares of common stock and warrants will immediately separate after purchase and will be issued separately.  The warrants are exercisable for a five-year period at an exercise price of $     , which is 150% of the offering price for each Unit.  Our common stock currently is quoted on the OTCQB Market under the symbol “CAPS.” The last reported sale price of our common stock on the OTCQB Market on June 24 was $.23 per share.

Investing in our securities involves risks.  See “Risk Factors” beginning on Page 7 of this prospectus.

	Per Unit	Total
Offering price per Unit
Placement agent’s fees (1)
Offering proceeds, before expenses, to Capstone

(1)       We have also agreed to issue to Wainwright warrants to purchase up to a number of shares of common stock equal to 5% of the aggregate number of shares included in the units sold in this offering (or 2.5% of the aggregate number of shares included in the units sold to the reduced fee investors in this offering) and to reimburse Wainwright for its out-of-pocket expenses in an amount equal to the greater of 1% of the aggregate gross proceeds raised in this offering or $50,000.  See the “Plan of Distribution” section of this prospectus for more information on the placement agent arrangements.

H.C.  Wainwright & Co., LLC (“Wainwright”) is acting as the exclusive placement agent for this offering.  The placement agent will not purchase or sell any Units in this offering, nor will it be required to arrange for the purchase and sale of any specific number or dollar amount of Units, other than to use its “reasonable best efforts” to arrange for the sale of Units by us.  We have agreed to pay Wainwright a cash fee equal to 7.25% of the aggregate gross proceeds from this offering, provided that such fee will equal to 4% of the aggregate gross proceeds from sales to certain specified insiders and current stockholders of the company (the “reduced fee investors”) in this offering.  Wainwright may engage one or more sub-agents or selected dealers in connection with this offering.  There is no minimum number of Units required to be purchased in this offering.  There is no arrangement to place the funds from this offering in an escrow, trust or similar account, which means these funds will be immediately available for use by us.  We currently expect the offering to end not later than             , 2015.

We have also agreed to indemnify Wainwright for any claim related to or resulting from the activities on our behalf, except for any claim finally judicially determined to have resulted from the indemnitee’s gross negligence or willful misconduct.

Investing in the Units involves a high degree of risk.  Before buying any Units, you should carefully read the discussion of material risks of investing in our securities under the heading “Risk Factors and Forward-Looking Statements” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus.  Any representation to the contrary is a criminal offense.

We expect to deliver the Units to investors against payment therefor from time to time, commencing on or about             , 2015.

-------------------------
H.C.  Wainwright & Co.

The date of this prospectus is             , 2015.

TABLE OF CONTENTS

                                                                                                                                         Page

ABOUT THIS PROSPECTUS	1

PROSPECTUS SUMMARY	1

RISK FACTORS AND FORWARD LOOKING STATEMENTS	7

PLAN OF DISTRIBUTION	15

INFORMATION WITH RESPECT TO THE COMPANY	16

COMPETITION	20

DESCRIPTION OF PROPERTY	24

LEGAL PROCEEDINGS	24

OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25

DIRECTORS AND EXECUTIVE OFFICERS	31

TRANSACTIONS WITH RELATED PERSONS	39

DESCRIPTION OF OUR CAPITAL STOCK	39

LEGAL MATTERS	43

EXPERTS	43

WHERE YOU CAN FIND MORE INFORMATION	43

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.  You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus may not contain all of the information that may be important to you.  You should read the entire prospectus before making an investment decision.  To obtain additional information that may be important to you, you should also read the exhibits to the registration statement of which this prospectus is a part and the additional information described below under the heading “Where You Can Find More Information.”

When used in this prospectus, the terms “Capstone,” OrthoLogic,” “we,” “our,” “us” and the “Company” refer to Capstone Therapeutics Corp.  References to our joint venture or “JV” or “LipimetiX” refer to LipimetiX Development, Inc.

The address and telephone number of our principal executive offices are 1275 West Washington Street, Suite 104, Tempe, Arizona 85281; telephone (602) 286-5520.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision.  You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors and Forward-Looking Statements” beginning on page 7 of this prospectus, and the exhibits to the registration statement of which this prospectus is a part.

We are a biopharmaceutical company primarily focused on the development of a family of Apolipoprotein E (“ApoE”) mimetic peptides to serve a variety of therapeutic indications in reducing plasma cholesterol and triglycerides.  We embrace the capital-efficient business model of virtual pharmaceutical development pursuant to which we have minimized the number of full-time employees and outsource various aspects of pre-clinical, regulatory and clinical development.

All of our current development activities are conducted through our majority-owned joint venture, LipimetiX Development, Inc., which was formed to develop an Apo E mimetic peptide molecule, AEM-28 (“AEM-28”), and its analogs.  We own 60% of the outstanding common shares of the JV and all of the outstanding preferred shares.  We have entered into a Stockholders Agreement pursuant to which certain of our JV partners have the right to appoint a majority of the JV’s board of directors unless certain triggering events occur, and pursuant to which we have consent rights over a broad spectrum of business decisions including annual budgets.  Our JV is managed under contract by Benu BioPharma Inc., which is composed of three individuals who are the principal minority stockholders in our JV.  For additional information, see the “Ownership, Management and Governance of our JV” section of this prospectus.

Concurrent with the development activities for AEM-28, the JV has performed limited pre-clinical studies that have identified analogs of AEM-28, including one referred to as AEM-28-02, that have the potential of equivalent efficacy, higher human dose toleration and an extended composition of matter patent life.  The JV has a development plan to pursue regulatory approval and commercialization of AEM-28, or one or more of its analogs, as treatment in orphan (rare disease) indications, including acute pancreatitis (“AP”) and homozygous familial hypercholesterolemia (“HoFH”), and potentially in acute coronary syndrome, peripheral artery disease and metabolic syndrome. HoFH has been designated by the FDA as an orphan indication.  We believe that AP should also qualify for orphan indication designation.

Most of the proceeds of this offering will be made available to our JV to fund the continued development of AEM-28 and its analogs and the remainder will be used to fund our continuing operations.  We have not agreed with our JV regarding the manner in which offering proceeds will be made available to the JV.  Proceeds from the offering could be made available through loans or equity contributions by us to the JV, or in some combination of debt and equity.  If all of the Units offered hereby are sold, we believe that we will have sufficient funds for our JV to complete the preclinical development and possibly Phase 1a and Phase1b/2a clinical trials as well for AEM 28-02, but we cannot predict the total cost of these efforts which depends on, among other things, successful and timely outcomes in our preclinical and clinical studies.  In any event, our JV will require substantial additional capital, and/or a development partner, to complete the clinical trials and supporting research and production efforts necessary to obtain FDA or comparable foreign agencies’ approval, if any, for our JV’s product candidates.  We may seek to obtain the necessary additional funding through the issuance of debt and/or equity securities by us or our JV in one or more private or public offerings in the future (which could include bridge financing from certain of our significant existing stockholders), through a strategic partner arrangement or otherwise.  In addition, our JV currently is exploring potential sub-licensing of AEM-28 and/or its analogs for development in indications not being actively pursued by the joint venture.

Apolipoprotein E (Apo E)

Apo E is in a class of protein, called an apolipoprotein, that occurs throughout the body.  Apo E is essential for the normal metabolism of cholesterol and triglycerides.  After a meal, especially high fat meals, like pizza with beer, the postprandial (or post-meal) lipid load is packaged in lipoproteins and secreted into the blood stream.  The apolipoproteins, including Apo E, function to help transport the lipids and cholesterol to various organs in the body and assist in the conversion of these lipids to various fats, sugars and cholesterol that serve as key component of all cell membranes and as the basis of all steroid hormones.   Specific receptors on the liver help clear the excess cholesterol and lipid rich lipoproteins from the blood.   A certain amount of cholesterol content is essential for human life, but too much lipid content decreases the liver’s ability to clear lipoproteins, which can lead to atherosclerosis, the buildup of cholesterol rich lesions and plaques in the arteries.  Atherosclerosis is the major cause of cardiovascular disease, peripheral artery disease and cerebral artery disease, and can cause heart attack, loss of limbs and stroke.   Defective lipid metabolism plays an important role in the development of adult onset diabetes mellitus (Type 2 diabetes), and diabetics are particularly vulnerable to atherosclerosis, heart and peripheral artery diseases.  Apo E is naturally occurring and is a public domain molecule that has been extensively researched since the 1980’s.  The importance of Apo E as a key mediator of lipid and cholesterol metabolism is illustrated by the fact that the liver has a specific class of receptors that bind only Apo E.  More recent research has demonstrated that Apo E has unique protective effects on the artery wall.  One of the leading lipid/atherosclerosis laboratories in the U.S.  is at the University of Alabama at Birmingham (“UAB”).  In 2010, our JV’s founding scientist, Dr. Dennis Goldberg, licensed a group of Apo E molecules for commercial development from UAB.  Specifically, these molecules are classed as Apo E mimetic peptides.  The UAB scientists engineered the 299 amino acid native Apo E into a smaller 28 amino acid molecule that can be delivered therapeutically.  Our lead peptide, AEM-28, contains an amino acid sequence that anchors into a lipoprotein surface while also providing the human binding domain to the Apo E receptor in the liver.  In effect, AEM-28 acts like a docking system, attaching itself to lipids in the blood stream while its other binding domain seeks heparan sulfate proteoglycan (Apo E) receptors in the liver.  The liver then processes these excess lipids and excretes them from the body.  This sequence is part of a process called “reverse cholesterol transport” and is the body’s natural mechanism for reducing cardiovascular risk.

Description of Current Peptide Product Candidates

In December 2014, we announced the completion and results of the investigational Phase 1b/2a human clinical trial for AEM-28 in cholesterol and triglyceride reduction.  The top-line data from the Phase 1a (reported on September 2, 2014) and Phase 1b/2a blended protocol was statistically analyzed.  The Medical Safety Committee, in reviewing safety-related aspects of the clinical trial, observed a generally acceptable safety profile.  Analysis of biomarker data from the human studies showed what we believe is a statistically significant reduction of Very Low Density Lipiprotein (“VLDL”) cholesterol and triglycerides of approximately 70% each in fasted patients at one hour post-treatment.   In particular, efficacy measurements analyzing pharmacodynamics yielded statistical significance in the pooled dataset favoring AEM-28 versus placebo in multiple lipid biomarker endpoints, which included:

•      p < 0.05 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the highest dose tested of 3.54mg/kg in VLDL, equating to a maximum 76% drop in VLDL vs.  baseline and a 56% net maximum reduction of VLDL vs.  placebo;
•      p < 0.05 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the 2 mg/kg dose in VLDL, equating to a maximum 70% drop in VLDL vs.  baseline and a 41% net maximum reduction of VLDL vs.  placebo;

•      p < 0.025 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the highest dose tested of 3.54 mg/kg in triglycerides, equating to a maximum 74% drop in triglycerides vs.  baseline and a 55% average net maximum reduction of triglycerides vs.  placebo; and
•      p < 0.025 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the 2 mg/kg dose in triglycerides, equating to a 71% drop in triglycerides vs.  baseline and a 45% net maximum reduction of triglycerides vs.  placebo.

VLDL and Triglycerides.  The combination of Low Density Lipoprotein (“LDL”) and VLDL cholesterol are termed Non- High Density Lipoprotein (“Non-HDL”) cholesterol.  These Non-HDL lipoproteins are a combination of proteins and lipids which allow fat and cholesterol to move around the body so they may be taken up by target cells.  Triglycerides (“TGs”) are found in VLDL and chylomicron remnants in blood plasma.  TGs play an important role in metabolism as energy sources while VLDL and chylomicron remnants serve as transporters of dietary fat.  When the amount of VLDL and TGs is properly regulated by the body’s natural systems, the vascular and metabolic systems are in sync and functioning well.  However, problems develop when these lipoproteins and lipids get out of balance, often leading to severe cardiovascular and endocrinal diseases.  When in overabundance in blood plasma, these large, buoyant molecules are a primary contributor to atherosclerosis, or arterial plaque, which can unpredictably create an arterial occlusion and cause a heart attack.

Acute Pancreatitis with High Triglycerides.  In 2015, we retained a consultancy to conduct a market assessment study for AEM-28 in acute pancreatitis (“AP”) with high triglycerides.  The consultancy’s report concluded that the AP indication represents a significant unmet clinical need for a therapeutic that could rapidly reduce TGs.  The schedule that follows below discusses the epidemiology and etiology of AP.  There are an estimated 74,000 hospitalizations for all types of AP in the U.S.  each year with approximately 45,000 presenting with severe levels of TG equal to or greater than 1,000 mg/dL.  This patient population is possibly an ideal fit for AEM-28 as a therapeutic agent.

ETIOLOGY / EPIDEMIOLOGY	≈ % (1)	U.S. Patients	Severe TGs ≥ 1,000 mg/dL
Gallbladder/Stones	25%	18,500	No
Alcohol	50%	37,000	Yes
Genetic/Familial	7%	5,698	Yes
Other/Idiopathic (Diabetes/Obesity/Pregnancy)	18%	13,320	Yes
TOTAL HOSPITALIZATIONS	100%	74,000	45,000 (2)
(1)	JOP.J. Pancreas, 11/9/2011, “Controversies in Etiology of Acute Pancreatitis, A. Khan et al.
(2)	Fletcher Spaght, 3/17/2015, “Market Assessment for Acute Pancreatitis”, M. Hoult et al.

Whereas we anticipate that AP with high TGs will qualify as an orphan indication (since the patient population is below 200,000 in the U.S.), we believe that it is nonetheless a sizable orphan market.  Clinicians often treat these patients with fibrates or fish oil to reduce TGs, but fibrates and fish oil take weeks if not longer to have an effect in reducing TGs.  A drug that rapidly reduces TGs could diminish the severity of AP (especially if administered at early onset) and could offer a significant economic savings to the healthcare system from faster discharge.  If clinical trials are successful and regulatory approval is granted, we believe that AEM-28 could potentially be added to the AP treatment protocol in the emergency room for patients with elevated TGs.

Based on our consultant’s report, we also believe that a market of 110,000 refractory hypertriglyceridemics exists in the U.S.  These patients are at high risk for AP and other TG-related indications and could be candidates for a weekly infusion of a TG-reducing therapeutic such as AEM-28.  We believe that this chronic market, at a projected 5.7 million doses annually, represents another significant market opportunity, albeit requiring successful clinical outcomes studies.

Given the above, we plan to prioritize AP with high TGs as our JV’s indication of choice for AEM-28 (and analogs) commercialization.  Because AEM-28 has previously received orphan drug designation (see below), we believe that the new analogs will also be so designated by the FDA for AP.  As a result, the clinical/regulatory pathway for AP should require less expensive clinical trials according to orphan regulatory precedent.

Homozygous Familial Hypercholesterolemia (HoFH).  In 2012, AEM-28 received orphan designation from FDA for a rare disease indication, called homozygous familial hypercholesterolemia (“HoFH”).  This is a very small global population of individuals who are born with no LDL receptors in the liver and are unable to clear LDL (the “bad” cholesterol) through a natural pathway.  Historically, these patients have experienced cardiovascular complications in their teens and twenties often leading to early death.  Standard of care therapy was a process called apheresis, which is a mechanical filtering of the lipid fat from the patient’s entire blood volume, akin to the kidney dialysis process.  In 2013, two pharmaceutical therapies were approved in the U.S., Aegerion’s Juxtapid and Sanofi-Genzyme’s Kynamro.  Juxtapid has proven the market with an impressive revenue ramp while revenue data for Kynamro is not publicly available.  We believe that AEM-28, or the new analogs, if approved, could compete favorably with these other drugs due to potentially equivalent efficacy and fewer and less severe side effects.

AEM-28-02 and Analogs

Although AEM-28 is well researched by scientists at our academic research partner, The University of Alabama at Birmingham Research Foundation (“UABRF”), it has a relatively short remaining patent life (to 2020).  If AEM-28 were approved by the FDA as an orphan drug in the U.S., it would have seven years of marketing exclusivity after registration.  Accordingly, AEM-28 remains a potentially valuable commercial asset, but only in orphan indications.

Collaboration with UABRF under an exclusive license agreement (see “Patents, Licenses and Proprietary Rights”, below) has resulted in the discovery of new Apo E mimetic peptides.  Recently, our joint venture has been testing an analog of AEM-28, which we refer to as AEM-28-02.  Early preclinical testing has yielded encouraging results suggesting that AEM-28-02 may be more tolerable and more efficacious than AEM-28.  In July 2014, our joint venture filed a patent application for AEM-28-02 seeking 21 years of composition of matter patent protection.

AEM-28-02 and the other analogs are significant in that their potential 21-year patent life could allow our joint venture and/or its potential future strategic partners to develop AEM-28-02 for “clinical outcomes” indications that typically require very large, lengthy clinical trials.  These markets include acute coronary syndrome, peripheral artery disease and metabolic syndrome, each of which currently represents a multi-billion dollar annual market for drug therapies.  Now, with AEM-28-02, we believe that our JV has a product candidate that not only may serve sizable orphan markets, but also may serve much larger markets for chronic indications.

The JV filed for additional patent protection in October 2014 for a new and proprietary formulation to increase safe delivery of AEM-28, AEM-28-02 and analogs to humans.In the Australia clinical trials, at the highest tested dose of 3.54 mg/kg, some cases of mild venous irritation and infusion site reaction were observed.  The JV has tested the new formulation with AEM-28-02 in multiple animal models, resulting in an approximate 6X increase in maximum tolerated dose (MTD) and what appears to be an improved tolerability profile.  AEM-28-02 (or analogs) combined with the new formulation may allow safe delivery at higher doses than those previously tested in humans.

Business Matters

Legal.  In June 2015, we settled our long-pending qui tam lawsuit for a one-time payment of $50,000.  The lawsuit had been filed under seal in March 2005 in the U.S. District Court for the District of Massachusetts against us and substantially all other companies that sold bone growth stimulation devices during the period 1998-2003.  The complaint asserted a variety of claims, including False Claims Act violations.  We sold our bone growth stimulation device business in 2003 and first learned of this lawsuit in September 2009.

Net Operating Loss.  We have accumulated approximately $146 million in federal and $33 million in state net operating loss carry forwards as of December 31, 2014, which are presently eligible to offset some future tax liability.  At the maximum U.S.  corporate tax rate, the potential tax benefit could be as high as $51 million, or $1.25 per share (based on 40,885,411 shares outstanding at June 24, 2015), provided we generate income in sufficient amounts prior to the expiration of these carry forwards, which expire beginning in 2023 for federal and 2015 for state net operating loss carry forwards.  We view our net operating losses and other tax attributes (collectively, “Tax Benefits”) as potentially valuable assets.  However, if we experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), whether as a result of this offering or otherwise, our ability to use the Tax Benefits could be severely limited, and the timing of the usage of the Tax Benefits could be substantially delayed, which could significantly impair the value of the Tax Benefits even if we subsequently generate taxable income.  In June 2014, our Board adopted a Tax Benefit Preservation Plan intended to act as a deterrent to any person effecting certain transactions that would constitute such an “ownership change” without the approval of our Board.  See, "Description of Our Capital Stock" below, for a description of the Tax Benefit Preservation Plan.

The Offering

Issuer	Capstone Therapeutics Corp.

Securities offered
Up to     Units.  Each Unit will consist of one share of common stock and one-half of a warrant to purchase one share of common stock.  The shares of common stock and warrants will immediately separate after purchase and will be issued separately.

Offering price	We will offer and sell the Units at a price of $ per Unit which will be fixed for the duration of the offering.
Description of the warrants	The warrants are exercisable for a five-year period at an exercise price of $ , which is 150% of the offering price for each Unit.
Common stock outstanding before this offering
The number of shares of our common stock outstanding immediately before this offering is 40,885,411, excluding the following:
• Options to purchase 4,062,706 shares of our common stock, the exercise price of which range from $0.16 per share to $5.39 per share as follows:
- Options to purchase 1,245,000 shares at exercise prices of $.16 to $.22 per share
- Options to purchase 598,000 shares at exercise prices of $.24 to $.45 per share
- Options to purchase 620,000 shares at an exercise price of $.25 per share
- Options to purchase 504,000 shares at exercise prices of $.58 to $.82 per share
- Options to purchase 914,706 shares at exercise prices of $1.02 to $1.75 per share
- Options to purchase 181,000 shares at exercise prices of $4.90 to $5.39 per share
• Warrants outstanding to purchase 46,706 shares of our common stock with an exercise price of $6.39 per share, and warrants outstanding to purchase 117,423 shares of our common stock with an exercise price of $1.91 per share.

Common stock to be outstanding after this offering
Assuming the purchase of all of the Units offered in this prospectus, the number of shares of our common stock outstanding immediately after this offering will be             (            if one-half of the number of Units offered in this prospectus are purchased).

The amounts above do not include:
• Shares of common stock issuable upon exercise of the warrants included in the Units (        shares if all of the Units offered in this prospectus are purchased, and          shares if one-half of the Units offered in this prospectus are purchased).
• Shares of common stock issuable upon exercise of the warrants issued to H.C.  Wainwright in conjunction with this sale of securities (         shares if all of the Units offered in this prospectus are purchased, and          shares if one-half of the Units offered in this prospectus are purchased)
• 4,226,835 shares of common stock issuable upon the exercise of the outstanding stock options and warrants described above.

In addition, we have reserved 1,000,000 shares of our common stock for issuance pursuant to our 2015 Equity Incentive Plan, for which options to purchase 620,000 shares are outstanding as of June 24, 2015.  As of June 24, 2015, we have 3,442,706 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan, which expired in April 2015.

Use of proceeds
Assuming the sale of all of the Units offered in this prospectus, we will receive net proceeds, after deducting the cash fee payable to the placement agent equal to 7.25% of aggregate gross proceeds (and assuming that no investors in this offering are Reduced Fee Investors, for which a reduced placement agent fee of 4% is applicable), and estimated expenses of the offering of $       , as follows:
• $         from the sale of the Units; and
• Up to $         from the future exercise of warrants included in the Units.

This is a best efforts offering and we may sell all, some or none of the Units offered.

We intend to use the net proceeds of this offering for research and development activities, principally through our JV, to which we will transfer the funds on terms to be negotiated , and for our working capital and general corporate purposes.  See “Use of Proceeds” for additional information.

Risk factors
You should read the “Risk Factors” section of, and all of the other information set forth in, or incorporated by reference in, this prospectus to consider carefully before deciding whether to invest in the Units offered by this prospectus.

OTCQB Market symbol	CAPS

RISK FACTORS AND FORWARD LOOKING STATEMENTS

Safe Harbor

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the SEC and our reports to stockholders.  The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of that Act.  This prospectus contains forward-looking statements made pursuant to that safe harbor.  These forward-looking statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements.  Factors that may cause actual results to differ materially from current expectations, which we describe in more detail below include, but are not limited to:

•	the impact of our actions to preserve cash, including implementation of a virtual operating model;
•	unfavorable results of product candidate development efforts, including through our joint venture;
•	unfavorable results of pre-clinical or clinical testing, including through our joint venture;
•	delays in obtaining, or failure to obtain FDA or comparable foreign agency approvals;
•	increased regulation by the FDA or comparable foreign agencies;
•	the introduction of competitive products;
•	impairment of license, patent or other proprietary rights;
•	the impact of present and future joint venture, collaborative or partnering agreements or the lack thereof;
•	failure to successfully implement our drug development strategy for AEM-28 and its analogs; and
•
failure to obtain additional funds required to complete clinical trials and supporting research and production efforts necessary to obtain FDA or comparable foreign agency approval for product candidates or secure development agreements with pharmaceutical manufacturers.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, business strategy and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Risks Related to Our Business and Industry

We are a biopharmaceutical company with no revenue generating operations and high investment costs.   Therefore, we will require additional funding to realize revenue from any of our JV’s product candidates, and we may never realize any revenue if our JV’s product candidates cannot be commercialized.

Our current level of funds is not sufficient to support continued research to develop our JV’s product candidates, and the proceeds of this offering will not be sufficient to fund all the research expenses necessary to achieve commercialization of any of our JV’s product candidates.  We currently have no pharmaceutical products being sold or ready for sale and do not expect to be able to introduce any pharmaceutical products or generate any revenue for at least several years.  We expect to incur losses for at least the next several years.

We will require substantial additional capital, and/or a development partner, to complete the clinical trials and supporting research and production efforts necessary to obtain FDA or comparable foreign agencies’ approval, if any, for our JV’s product candidates.  Our cash reserves are the primary source of our working capital.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

We may not receive any revenue from our JV’s product candidates until we receive regulatory approval and begin commercialization of our JV’s product candidates.  We cannot predict whether, or when, that might occur.

This offering is a best efforts offering and there is no minimum offering amount.  Accordingly, we may sell all, some or none of the Units offered.  We can give no assurances regarding the amount of proceeds that will be generated from this offering or how much further development of our JV’s product candidates the proceeds will fund before more funding is necessary.  To the extent we sell less than all of the Units in this offering, we will need to seek additional funding sooner than otherwise would be the case.  There is no assurance that we can obtain needed funding from third parties on terms acceptable to us, or at all.  New sources of funds, including raising capital through the sales of our debt or equity securities, joint venture or other forms of joint development arrangements, sales of development rights, or licensing agreements, may not be available or may only be available on terms that would have a material adverse impact on our existing stockholders’ interests.

We caution that our future cash expenditure levels are difficult to forecast because the forecast is based on assumptions about the level of future operations, including the number of research projects we pursue, the pace at which we pursue them, the quality of the data collected and the requests of the FDA or comparable foreign agencies to expand, narrow or conduct additional clinical trials and analyze data.  Changes in any of these assumptions can change significantly our estimated cash expenditure levels.

Our JV partners have significant rights as minority-interest stockholders of our JV.  Although we own 60% of the outstanding shares of our JV’s common stock, the minority stockholders of the JV have the right to appoint a majority of the JV’s board of directors.

Pursuant to a Stockholders Agreement among all the stockholders of our JV, we have agreed that the board of directors of the JV will be composed of three individuals designated by the minority stockholders and two individuals designated by us.  Consequently, our JV partners’ designees, and not our designees, control the JV’s board of directors.  If the JV fails to operate substantially in accordance with its annual budget, including the milestones specified therein, or fails to comply with its obligations under the Stockholders Agreement, we will thereafter have the right to appoint a majority of the members of the JV’s board of directors.

Under the Stockholders Agreement, the consent of stockholders acting by a majority in interest is required for a broad range of actions, including annual budgets and operational milestones.  Because we are the majority stockholder, these consent rights protect our interests in the JV.  However, there is a risk that these consent rights may be insufficient to protect our interests or may result in impasses with respect to the JV’s management and operation, the resolution of which might result in actions, agreements or consequences that we might view as suboptimal.  There is no assurance that the minority stockholders of the JV will share the same economic, business or legal interests or goals that we have for the JV's business.  See “Ownership, Management and Governance of our JV” below.

Our business is subject to stringent regulation, and if we do not obtain regulatory approval for our JV's product candidates, we will not be able to generate revenue.

Our JV’s research, development, pre-clinical and clinical trial activities and the manufacture and marketing of any products that it may successfully develop are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad.  The process of obtaining required regulatory approvals for pharmaceutical products is lengthy, expensive and uncertain, and any such regulatory approvals may entail limitations on the indicated usage of a product, which may reduce the product’s market potential.

None of our JV's product candidates has been approved for sale.  In order to obtain FDA or comparable foreign agency approval to commercialize any product candidate, a New Drug Application (NDA) (or comparable foreign agency form) must be submitted demonstrating, among other things, that the product candidate is safe and effective for use in humans for each target indication.  Our or our JV’s regulatory submissions may be delayed, or we or our JV may cancel plans to make submissions for product candidates for many reasons, including unfavorable results from or delays in preclinical or clinical trials and lack of sufficient available funding.

If we experience delays in our JV’s clinical trials, we will incur additional costs and our opportunities to monetize product candidates will be deferred.  Delays could occur for many reasons, including the following:

•	the FDA or other health regulatory authorities, or institutional review boards, do not approve a clinical study protocol or place a clinical study on hold;
•	suitable patients do not enroll in a clinical study in sufficient numbers or at the expected rate, or data is adversely affected by trial conduct or patient drop out;
•	patients experience serious adverse events, including adverse side effects of our JV’s product candidates;
•	patients in the placebo or untreated control group exhibit greater than expected improvements or fewer than expected adverse events;
•
third-party clinical investigators do not perform the clinical studies on the anticipated schedule or consistent with the clinical study protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	service providers, collaborators or co-sponsors do not adequately perform their obligations in relation to the clinical study or cause the study to be delayed or terminated;
•	we experience difficulties in obtaining sufficient quantities of the particular product candidate or any other components needed for pre-clinical testing or clinical trials;
•	regulatory inspections of manufacturing facilities, which may, among other things, require us or a co-sponsor to undertake corrective action or suspend the clinical studies;
•	the interim results of the clinical study are inconclusive or negative;
•	the clinical study, although approved and completed, generates data that is not considered by the FDA or others to be sufficient to demonstrate safety and efficacy;
•	changes in governmental regulations or administrative actions affect the conduct of the clinical trial or the interpretation of its result;
•	there is a change in the focus of our JV’s development efforts or a re-evaluation of its clinical development strategy; and
•	we lack of sufficient funds to pay for development costs.

Consequently, we cannot assure that we or our JV will make submissions to the FDA or comparable foreign agencies in the timeframe that we have planned, or at all, or that our and our JV’s submissions will be approved by the FDA or comparable foreign agencies.  Even if regulatory clearance is obtained, post-market evaluation of our JV’s future products, if required, could result in restrictions on a product’s marketing or withdrawal of a product from the market as well as possible civil and criminal sanctions.

If our JV’s product candidates do not gain market acceptance or our competitors develop and market products that are more effective than our JV’s product candidates, our commercial opportunities will be reduced or eliminated.

Even if our JV brings one or more products to market, there is no assurance that our JV will be able to successfully manufacture or market the products or that potential customers will buy them.  Market acceptance will depend on our ability to demonstrate to physicians and patients the benefits of the future products in terms of safety, efficacy, and convenience, ease of administration and cost effectiveness, as well as on our JV’s ability to continue to develop product candidates to respond to competitive and technological changes.  In addition, we believe that market acceptance depends on the effectiveness of our marketing strategy, the pricing of our JV’s future products and the reimbursement policies of government and third-party payors.  Physicians may not prescribe our JV’s future products, and patients may determine, for any reason, that our JV’s product is not useful to them.  Insurance companies and other third party payors may determine not to reimburse for the cost of the product.

Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase.  Several biotechnology and pharmaceutical companies, as well as academic laboratories, universities and other research institutions, are involved in research and/or product development for indications targeted for use by AEM-28 and its analogs.  Most of our competitors have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than we have.

Our competitors may succeed in developing products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete.  In addition, certain of our competitors may achieve product commercialization before we do.  If any of our competitors develops a product that is more effective than one that our JV is developing or plans to develop, or is able to obtain FDA or comparable foreign agencies’ approval for commercialization before we do, we may not be able to achieve significant market acceptance for certain of our JV’s products, which would have a material adverse effect on our JV’s business.

For a summary of the competitive conditions relating to indications which we are currently considering for AEM-28 and its analogs, see “Competition” in this prospectus.

If we cannot protect our joint venture’s AEM-28 and other patents, or our JV’s intellectual property generally, our JV’s ability to develop and commercialize its future products will be severely limited.

Our success will depend in part on our joint venture’s ability to maintain and enforce patent protection for AEM-28 and its analogs and each resulting product.  Without patent protection, other companies could offer substantially identical products for sale without incurring the sizable discovery, development and licensing costs that our joint venture has incurred.  Our JV’s ability to recover these expenditures and realize profits upon the sale of products would then be diminished.

AEM-28 is patented and patent applications for the AEM-28 analogs have be filed.  There have been no successful challenges to the patents.  However, if there were to be a challenge to these patents or any of the patents for product candidates, a court may determine that the patents are invalid or unenforceable.  Even if the validity or enforceability of a patent is upheld by a court, a court may not prevent alleged infringement on the grounds that such activity is not covered by the patent claims.  Any litigation to enforce our JV’s rights to use its or its licensors’ patents will be costly, time consuming and may distract management from other important tasks.

As is commonplace in the biotechnology and pharmaceutical industries, we employ, or engage as consultants, individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors.  To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers.  Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

We also rely on trade secrets, know-how and other proprietary information.  We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others.  Nonetheless, we cannot assure that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure.  The risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, could adversely affect us by enabling our competitors, who may have greater experience and financial resources, to copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies.

Our success also depends on our JV’s ability to operate and commercialize products without infringing on the patents or proprietary rights of others.

Third parties may claim that our JV or its licensors or suppliers are infringing their patents or are misappropriating their proprietary information.  In the event of a successful claim against our JV or its licensors or suppliers for infringement of the patents or proprietary rights of others, our JV may be required to, among other things:

•      pay substantial damages;

•      stop using our JV’s technologies;
•      stop certain research and development efforts;
•      develop non-infringing products or methods; and
•      obtain one or more licenses from third parties.

A license required under any such patents or proprietary rights may not be available to our JV, or may not be available on acceptable terms.  If our JV or its licensors or suppliers are sued for infringement, our JV could encounter substantial delays in, or be prohibited from, developing, manufacturing and commercializing its product candidates.

Our reliance on third party clinical research organizations and other consultants could have a material effect on our JV’s ability to conduct clinical trials and perform research and development.  Product development costs to our JV and our JV’s potential collaborators will increase, and our JV’s business may be negatively impacted, if we experience delays in testing or approvals or if our JV needs to perform more or larger clinical trials than planned.

To obtain regulatory approvals for new products, our JV must, among other things, initiate and successfully complete multiple clinical trials demonstrating to the satisfaction of the FDA or other regulatory authority that our JV’s product candidates are sufficiently safe and effective for a particular indication.  We currently rely on third party clinical research organizations and other consultants to assist our JV in designing, administering and assessing the results of those trials and to perform research and development with respect to product candidates.  In relying on those third parties, we are dependent upon them to timely and accurately perform their services.  If third party organizations do not accurately collect and assess the trial data, our JV may discontinue development of viable product candidates or continue allocating resources to the development and marketing of product candidates that are not efficacious.  Either outcome could result in significant financial harm to us.

The loss of key management and scientific personnel may hinder our JV’s ability to execute our business plan.

As a small company our success depends on the continuing contributions of our management team and scientific consultants, and maintaining relationships with the network of medical and academic centers in the United States and centers that conduct our clinical trials.  We have reduced our staff to two administrative employees and utilize consultants to perform a variety of administrative, regulatory or research tasks.  We have entered into consulting agreements with various former key employees, but there is no assurance that these persons will be available in the future to the extent their services may be needed.

If we are not successful in retaining the services of former key employees it could materially adversely affect our business prospects, including our ability to explore partnering or development activities.

Our joint venture is managed under contract by Benu BioPharma Inc., which is comprised of three individuals (Dennis I. Goldberg, Ph.D., Phillip M. Friden, Ph.D., and Eric M. Morrel, Ph.D.).  These individuals are minority stockholders in our JV.

Although there is a services contract with Benu BioPharma Inc., there is no direct agreement with these individuals for continued services and they are under no legal obligation to remain with Benu BioPharma Inc.  We can give no assurance that all or any of these individuals will continue to provide services to our joint venture.  Should any of these individuals not continue to provide services to our joint venture, it could have a material adverse effect on our joint venture’s ability or cost to develop AEM-28 and its analogs.

Possible side effects of our JV’s product candidates may be serious and life threatening.  If one of our JV’s product candidates reveals safety or fundamental efficacy issues in clinical trials, it could adversely impact the development path for our JV’s other current product candidates for that peptide.  We face an inherent risk of liability in the event that the use or misuse of our JV’s future products results in personal injury or death.

The occurrence of any unacceptable side effects during or after pre-clinical and clinical testing of our JV’s product candidates, or the perception or possibility that our JV’s product candidates cause or could cause such side effects, could delay or prevent approval of our JV’s products and negatively impact its business. The use of our JV’s product candidates in clinical trials may expose us and our JV to product liability claims, which could result in financial losses.  Our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us or our JV.  In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us and our JV against losses.  Any claims against us or our JV, regardless of their merit, could severely harm our financial condition, strain our management and other resources and adversely impact or eliminate the prospects for commercialization of the product which is the subject of any such claim.

Risks Related to our Common Stock

The trading volume in our common stock is limited and our stock price is volatile, and therefore stockholders may not be able to sell their shares in desired amounts at the reported trading prices.

The trading price for our common stock, which is traded in the over-the-counter market, has varied significantly in the past (from a high of $9.32 to a low of $0.12 during the period of January 1, 2004 through December 31, 2014) and may vary in the future due to a number of factors, including:

•	announcement of the results of, or delays in, preclinical and clinical studies;
•	fluctuations in our operating results;
•	developments in litigation to which we or a competitor is subject;
•	announcements and timing of potential partnering, development collaboration or licensing transactions, merger, acquisitions, divestitures, capital raising activities or issuance of preferred stock;
•	announcements of technological innovations or new products by us or our competitors;
•	FDA and other regulatory actions;
•	developments with respect to our or our competitors’ patents or proprietary rights;
•	public concern as to the safety of products developed by us or others; and
•	changes in stock market analyst recommendations regarding us, other drug development companies or the pharmaceutical industry generally.

Our common stock is thinly traded, in part because over-the-counter trading volumes are generally significantly lower than those on stock exchanges.  The trading volume for our common stock often varies widely from day to day.  Because of the low trading volume, a relatively small amount of trading may greatly affect the trading price, the trading price may be subject to amplified decreases upon the occurrence of events affecting our business, and investors should not consider an investment in our common stock to be liquid.  In addition, the broader stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies, and these broad market fluctuations may be even more pronounced for our thinly traded stock.

We have not agreed with our JV regarding the manner in which offering proceeds will be made available to the JV.  To the extent that our JV partners do not experience dilution from the deployment of offering proceeds to the JV, the value of our investment in the JV will be negatively impacted.

Most of the proceeds of this offering will be made available to our JV to fund the continued development of AEM-28 and its analogs.  There is currently no agreement between the JV and us regarding the manner in which the proceeds of this offering will be deployed to the JV.  Although we own 60% of the outstanding shares of our JV’s common stock, the JV’s board of directors is controlled by individuals designated by the JV's minority stockholders, and therefore any agreement regarding the manner in which the offering proceeds are made available to the JV will require the approval of directors designated by the minority stockholders of the JV.  Proceeds from the offering could be made available through loans or equity contributions by us to the JV, or in some combination of debt and equity.  To the extent that offering proceeds are made available to the JV as a loan, which has no dilutive effect on our JV partners, any increase in the valuation of the JV resulting from the JV’s use of the offering proceeds to continue product development would be realized by our JV partners to the extent of their collective equity ownership of the JV.  If offering proceeds are made available to the JV as equity, then we and the JV will need to agree as to the dilutive effect that any such equity contribution will have on our JV partners' collective equity ownership of the JV.

Future share issuances may have dilutive and other material effects on our stockholders.

We are authorized to issue 150,000,000 shares of common stock.  As of June 24, 2015, there were 40,885,411 shares of common stock issued and outstanding.  However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options, warrants or additional investment rights.  As of June 24, 2015, we had options outstanding to purchase approximately 4,062,706 shares of our common stock, the exercise price of which ranges between $0.16 per share to $5.39 per share, warrants outstanding to purchase 46,706 shares of our common stock with an exercise price of $6.39 per share, and warrants outstanding to purchase 117,423 shares of our common stock with an exercise price of $1.91 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof.  To the extent additional options are granted and exercised or additional stock is issued, the holders of our common stock will experience further dilution.  At June 24, 2015, 380,000 shares remain available to grant under the 2015 Equity Incentive Plan.

In addition, in the event that any future financing or consideration for a future acquisition should be in the form of, be convertible into or exchangeable for, equity securities, investors will experience additional dilution.

Certain provisions of our certificate of incorporation and bylaws will make it difficult for stockholders to change the composition of our board of directors(“Board”) and may discourage takeover attempts that some of our stockholders may consider beneficial.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control if our Board determines that such changes in control are not in the best interests of the Company and our stockholders.  These provisions include, among other things, the following:

•	a classified Board with three-year staggered terms;
•	advance notice procedures for stockholder proposals to be considered at stockholders’ meetings;
•	the ability of our Board to fill vacancies on the board;
•	a prohibition against stockholders taking action by written consent;
•	supermajority voting requirements for the stockholders to modify or amend our bylaws and specified provisions of our certificate of incorporation, and
•	the ability of our Board to issue up to 2,000,000 shares of preferred stock without stockholder approval.

These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of our stockholders’ interests.  While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our Board, they could enable our Board to prevent a transaction that some, or a majority, of our stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.  In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits business combinations with interested stockholders.  Interested stockholders do not include stockholders whose acquisition of our securities is pre-approved by our Board under Section 203.

In June 2014, our Board adopted a Tax Benefit Preservation Plan (“Benefit Plan”) with Computershare, pursuant to which each outstanding share of our common stock has attached one preferred stock purchase right.  Each share of our common stock subsequently issued prior to the expiration of the Benefit Plan will likewise have attached one right.  Under specified circumstances involving an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), the right under the Benefit Plan that attaches to each share of our common stock will entitle the holder thereof to purchase 1/100 of a share of our Series A preferred stock for a purchase price of $5.00 (subject to adjustment), and to receive, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right.

By adopting the Benefit Plan, our Board sough to protect our ability to use our net operating losses and other tax attributes (collectively, “Tax Benefits”).  We view our Tax Benefits as highly valuable assets that are likely to inure to our benefit and the benefit of our stockholders.  However, if we experience an “ownership change,” our ability to use the Tax Benefits could be substantially limited, and the timing of the usage of the Tax Benefits could be substantially delayed, which could significantly impair the value of the Tax Benefits.  The Benefit Plan is intended to act as a deterrent to any person effecting an “ownership change” without the approval of our Board.  The Benefit Plan expires June 24, 2016.

We may issue additional shares of preferred stock that have greater rights than our common stock and also have dilutive and anti-takeover effects.

We have 2,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board.  We presently have no outstanding shares of preferred stock.  Our Board has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock.  If we raise additional funds to continue development of AEM-28 and its analogs, or operations, we may issue preferred stock.  The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

In connection with the Benefit Plan, our Board approved the designation of 1,000,000 shares of Series A Preferred Stock.  The Benefit Plan and the exercise of rights to purchase Series A Preferred Stock, pursuant to the terms thereof, may delay, defer or prevent a change in control without the approval of the Board.  In addition to the anti-takeover effects of the rights granted under the Benefit Plan, the issuance of preferred stock, generally, could have a dilutive effect on our stockholders.  The Benefit Plan expires June 24, 2016.

We have not previously paid dividends on our common stock and we do not anticipate doing so in the foreseeable future.

           We have not in the past paid any dividends on our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future.  Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our Board.

USE OF PROCEEDS

The following table sets forth the net proceeds that we may receive in this offering based upon our current estimate of expenses.

	If all of the Units offered in this offering are sold:	If one-half of the Units offered in this offering are sold:
Gross proceeds from Units sold in this offering
Gross proceeds from exercise of warrants sold in this offering
Total gross proceeds
Less placement agent fees (1)
Less other expenses (2)
Net proceeds

(1) Cash fee payable to the placement agent equal to 7.25% of aggregate gross proceeds (assuming that no investors in this offering are Reduced Fee Investors, for which a reduced placement agent fee of 4% is applicable).
(2) For additional information on other expenses, see the “Other Expenses of Issuance and Distribution” section in this prospectus.

We intend to use most of the net proceeds we receive from the sale of securities to extend the development of AEM-28 and its analogs, and the remainder for other general corporate purposes, including working capital needs.  We have not agreed with our JV regarding the manner in which offering proceeds will be made available to the JV.  Proceeds from the offering could be made available through loans or equity contributions by us to the JV, or in some combination of debt and equity.  In particular, planned uses by the JV of the net proceeds from the offering, to the extent such proceeds are sufficient, include:

•	pre-clinical (toxicology and pharmacokinetic) studies to support an IND filing or an equivalent thereof for AEM-28-02 or another of the new analogs;
•	CRO oversight of human clinical trials and preparation of clinical study reports;
•	Phase 1/2 human studies of AEM-28 or its analogs in normal healthy volunteers and patients with high fasted triglycerides;

•	management fees to the JV’s management company, Benu Biopharma, Inc., for turn-key project management; and
•	formulation, CMC and GMP drug material manufacturing.

           In addition, we expect to use a portion of the proceeds to fund the approximately $1,500,000 in annual administrative, accounting and legal costs associated with maintaining a publicly-held corporation subject to SEC periodic reporting.

If all of the Units offered hereby are sold, we believe that we will have sufficient funds for our JV to complete the preclinical development and possibly Phase 1a and Phase1b/2a clinical trials as well for AEM 28-02, but we cannot predict the total cost of these efforts which depends on, among other things, successful and timely outcomes in our preclinical and clinical studies.  In any event, our JV will require substantial additional capital, and/or a development partner, to complete the clinical trials and supporting research and production efforts necessary to obtain FDA or comparable foreign agencies’ approval, if any, for our JV’s product candidates.  We may seek to obtain the necessary additional funding through the issuance of debt and/or equity securities by us or our JV in one or more private or public offerings in the future (which could include bridge financing from certain of our significant existing stockholders), through a strategic partner arrangement or otherwise.  In addition, our JV currently is exploring potential sub-licensing of AEM-28 and/or its analogs for development in indications not being actively pursued by the joint venture.

We have not agreed with our JV regarding the manner in which offering proceeds will be made available to the JV.  For additional discussion regarding risks related to this uncertainty, see the risk factor “We have not agreed with our JV regarding the manner in which offering proceeds will be made available to the JV.  To the extent that our JV partners do not experience dilution from the deployment of offering proceeds to the JV, the value of our investment in the JV will be negatively impacted” in the “Risk Factors” section in this prospectus.

This is a best efforts offering with no minimum.  Accordingly, we may sell all, some or none of the offered Units and the ultimate amount of net proceeds cannot be predicted.

PLAN OF DISTRIBUTION

We are offering up to           Units, each consisting of one share of common stock and one-half of a warrant to purchase one share of common stock, for an offering price of $          per Unit.  Pursuant to an engagement letter agreement, dated as of June 16, 2015, we have engaged H.C.  Wainwright & Co., LLC (“Wainwright” or the “placement agent”) as our placement agent for this offering.  Wainwright is not purchasing or selling any Units in this offering, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of Units, other than to use its “reasonable best efforts” to arrange for the sale of Units by us.  Therefore, we may not sell the entire amount of Units being offered.  Wainwright may retain one or more sub-agents or selected dealers in connection with the offering.

Upon the closing of this offering, we will pay Wainwright a cash fee equal to seven and one-quarter percent (7.25%) of the aggregate gross proceeds to us from the sale of the Units in the offering, provided that such cash fee will be four percent (4%) of aggregate gross proceeds on any sales of Units to certain specified insiders and current stockholders of the company (the “reduced fee investors”) in this offering.  In addition, we will pay Wainwright a cash fee of 7.25%, which fee will be 4% in connection with exercises by the reduced fee investors, of the aggregate gross proceeds to us from the exercise of warrants issued to the investors in this offering  We will also reimburse Wainwright for its non-accountable expenses in an amount equal to the greater of one percent (1%) of the aggregate gross proceeds in the offering or $50,000.

As additional compensation, we will issue to Wainwright warrants to purchase a number of shares of common stock equal to five percent (5%) (or two and one half percent (2.5%) of the number of shares of common stock included in the Units sold to the reduced fee investors) of the number of shares of common stock included in the Units sold in this offering (excluding the shares of common stock that may be issued upon exercise of the warrants included in the Units) (the “placement agent warrants”).  The placement agent warrants will have the same terms as the warrants issued to purchasers in the offering, provided that the placement agent warrants will not have anti-dilution protection pursuant to FINRA Rule 5110(f)(2)(G)(vi).  Pursuant to FINRA Rule 5110(g)(1), neither the placement agent warrants nor any shares of common stock issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the holder of the placement agent warrants or related person does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Subject to certain exceptions, until twelve months after the consummation of this offering, the placement agent has a right of first refusal to act as lead underwriter, placement agent, manager, or agent for any public or private equity or debt offerings in which we may engage during that period.  The foregoing right will not apply to any offering of equity or debt securities by Lipimetix Development, Inc.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  The placement agent will be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent.  Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The engagement letter agreement provides that we will indemnify the placement agent for any claim (including claims under the Securities Act) related to or resulting from the activities on our behalf, except for any claim finally judicially determined to have resulted from the indemnitee’s gross negligence or willful misconduct.  We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

State Blue Sky Information

We intend to offer and sell the securities offered hereby to institutional investors in certain states.  However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.

INFORMATION WITH RESPECT TO THE COMPANY

The Company

We are a biopharmaceutical company primarily focused on the development of a family of ApoE mimetic peptides to serve a variety of therapeutic indications in reducing plasma cholesterol and triglycerides.  We embrace the capital-efficient business model of virtual pharmaceutical development pursuant to which we have minimized the number of full-time employees and outsource various aspects of pre-clinical, regulatory and clinical development.

All of our current development activities are conducted through our majority-owned joint venture, LipimetiX Development, Inc., which was formed to develop an Apo E mimetic peptide molecule, AEM-28, and its analogs.  We own 60% of the outstanding common shares of the JV and all of the outstanding preferred shares.  We have entered into a Stockholders Agreement pursuant to which certain of our JV partners have the right to appoint a majority of the JV’s board of directors unless certain triggering events occur, and pursuant to which we have consent rights over a broad spectrum of business decisions including annual budgets.  Our JV is managed under contract by Benu BioPharma Inc., which is comprised of three individuals (Dennis I. Goldberg, Ph.D., Phillip M. Friden, Ph.D., and Eric M. Morrel, Ph.D.) who are principal minority stockholders in our JV.  For additional information, see the “Ownership, Management and Governance of our JV” section of this prospectus.

Concurrent with the development activities for AEM-28, the JV has performed limited pre-clinical studies that have identified analogs of AEM-28, including one referred to as AEM-28-02, that have the potential of equivalent efficacy, higher human dose toleration and an extended composition of matter patent life.  The JV has a development plan to pursue regulatory approval and commercialization of AEM-28, or one or more of its analogs, as treatment in orphan (rare disease) indications, including AP and HoFH, and potentially in acute coronary syndrome, peripheral artery disease and metabolic syndrome. HoFH has been designated by the FDA as an orphan indication.  We believe that AP should also qualify for orphan indication designation.

Our JV received allowance from regulatory authorities in Australia permitting our JV to proceed with the recently completed clinical trials.  The Phase 1a clinical trial commenced in Australia in April 2014 and the Phase 1b/2a clinical trial commenced in Australia in June 2014.  The clinical trials for AEM-28 were randomized, double-blinded, placebo-controlled studies to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of six escalating single doses (Phase 1a in healthy patients with elevated cholesterol) and multiple ascending doses of the three highest doses from Phase 1a (Phase 1b/2a in patients with hypercholesterolemia and healthy subjects with elevated cholesterol and high Body Mass Index).  The Phase 1a clinical trial consisted of 36 patients and the Phase 1b/2a consisted of 15 patients.  Both clinical trials were completed in 2014 and the Medical Safety Committee, reviewing all safety-related aspects of the clinical trials, observed a generally acceptable safety profile.  As first-in-man studies, the primary endpoint was safety; yet efficacy measurements analyzing pharmacodynamics yielded statistical significance in the pooled dataset favoring AEM-28 versus placebo in multiple lipid biomarker endpoints.

We and our JV do not have sufficient funding as of June 24, 2015 to continue additional material development activities of AEM-28 and its analogs.

Most of the proceeds of this offering will be made available to our JV to fund the continued development of AEM-28 and its analogs and the remainder will be used to fund our continuing operations.  If all of the Units offered hereby are sold, we believe that we will have sufficient funds for our JV to complete the preclinical development and possibly Phase 1a and Phase1b/2a clinical trials as well for AEM 28-02, but we cannot predict the total cost of these efforts which depends on, among other things, successful and timely outcomes in our preclinical and clinical studies.  In any event, our JV will require substantial additional capital, and/or a development partner, to complete the clinical trials and supporting research and production efforts necessary to obtain FDA or comparable foreign agencies’ approval, if any, for our JV’s product candidates.  We may seek to obtain the necessary additional funding through the issuance of debt and/or equity securities by us or our JV in one or more private or public offerings in the future (which could include bridge financing from certain of our significant existing stockholders), through a strategic partner arrangement or otherwise.  In addition, our JV currently is exploring potential sub-licensing of AEM-28 and/or its analogs for development in indications not being actively pursued by the joint venture.

We intend to continue limiting our internal operations to a virtual operating model while monitoring and participating in the management of our JV’s AEM-28 and analogs development activities.

Company History

Prior to November 26, 2003, we developed, manufactured and marketed proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal bone and tissue, with particular emphasis on fracture healing and spine repair.  Our product lines, which included bone growth stimulation and fracture fixation devices, are referred to as our “Bone Device Business.” In November 2003, we sold our Bone Device Business.

In August 2004, we purchased substantially all of the assets and intellectual property of Chrysalis Biotechnology, Inc., including its exclusive worldwide license for Chrysalin for all medical indications.  Subsequently, our efforts were focused on research and development of Chrysalin with the goal of commercializing our products in fresh fracture healing.  (In March 2012, we returned all rights to the Chrysalin intellectual property and no longer have any interest in, or rights to Chrysalin.)

In February 2006, we purchased certain assets and assumed certain liabilities of AzERx, Inc.  Under the terms of the transaction, we acquired an exclusive license for the core intellectual property relating to AZX100, an anti-fibrotic peptide.  In 2014, we terminated the license agreement with AzTE for the core intellectual property relating to AZX100 and returned all interest in and rights to the AZX100 intellectual property to the licensor.

In August 2012, we entered into our joint venture with LipimetiX, LLC to develop the Apo E mimetic molecule AEM-28 and its analogs.  We contributed $6 million to our JV and we have loaned up to $700,000 in a revolving line of credit.  Our cash contribution to our joint venture represents a substantial proportion of our available cash.

We were incorporated as a Delaware corporation in July 1987 as IatroMed, Inc.  We changed our name to OrthoLogic Corp.  in July 1991.  Effective October 1, 2008, OrthoLogic Corp. commenced doing business under the trade name of Capstone Therapeutics, and we formally changed our name to Capstone Therapeutics Corp.  on May 21, 2010.

Ownership, Management and Governance of our JV

Our JV was formed in August 2012 as a Delaware limited liability company under the name LipimetiX Development, LLC.  In June 2015, the JV converted to a Delaware corporation and changed its name to LipimetiX Development, Inc.

Ownership of our JV

The authorized shares of our JV’s capital stock consist of (i) 2,000,000 shares of common stock, which is designated as either Class A-1 Common Stock or Class A-2 Common Stock (collectively, the “JV Common Stock”), of which 1,000,000 shares are currently outstanding, and (ii) 10,000,000 shares of preferred stock, all of which is designated as Series A Preferred Stock (the “JV Preferred Stock”), of which 5,000,000 shares are currently outstanding.

The rights and preferences of the Class A-1 Common Stock and the Class A-2 Common Stock are identical, except that the amount of dividends and distributions, if any, that would otherwise be payable to UABRF as the sole holder of Class A-2 Common, is reduced by any amounts paid to UABRF in excess of $100,000 pursuant to certain provisions of the Exclusive License Agreement with UABRF.

The Series A Preferred Stock is non-voting, non-convertible and non-participating.  There are no mandatory dividends payable in respect of the Series A Preferred Stock.  Prior to our JV declaring or paying dividends on the JV Common Stock, or making any liquidating distributions to the holders of the JV Common Stock, the holders of the Series A Preferred Stock are entitled to receive an amount per share of Series A Preferred Stock at least equal to the original issue price of the Series A Preferred Stock, which is $1 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock).  Once the original issue price has been paid in full, the holders of the Series A Preferred Stock are not entitled to receive any further dividends or liquidating distributions from the JV.

The following table sets forth the percentages of the outstanding shares of JV Common Stock and JV Preferred Stock held by us and the other stockholders.  The other stockholders of our JV are sometimes referred to as our “JV partners” in this prospectus.  The minority stockholders of the JV other than UABRF are sometimes referred to as the “LX Minority Stockholders” in this prospectus.

Stockholder	JV Common Stock (1)	JV Preferred Stock
Capstone Therapeutics Corp.	60%	100%
LX Minority Stockholders (2)	32%	-
UABRF	8%	-
Total	100%	100%
(1)	All of the JV Common Stock held by us and by the LX Minority Stockholders is Class A-1 Common Stock. All of the JV Common Stock held by UABRF is Class A-2 Common Stock.
(2)	Consists of all stockholders of the JV other than Capstone and UABRF.

The LX Minority Stockholders include Dennis I. Goldberg, Ph.D., Phillip M. Friden, Ph.D. and Eric M. Morrel, Ph.D. (the “Benu Principals”), who are the principals of Benu BioPharma Inc. (“Benu”), which manages the JV pursuant to the management contract described below.  The Benu Principals collectively own 24% of the outstanding JV Common Stock, which represents 75% of all shares held by the LX Minority Stockholders.

Management and Governance of our JV

Our JV is managed by Benu pursuant to a Management Agreement among the JV, Benu and the Benu Principals.  Pursuant to the Management Agreement, Benu provides all management and operational personnel to perform the day-to-day management of the JV (other than certain accounting and finance services that we provide pursuant to an Accounting Services Agreement between us and the JV).  These management services include business development, research and development, regulatory affairs, product development, technical operations, assisting in intellectual property strategy and management, and developing and managing clinical trials.  Pursuant to the Management Agreement, all services provided by Benu are rendered by or under the direction of Dr. Goldberg.  The Benu Principals are also the officers of the JV (Dr. Goldberg is President, Dr. Friden is Vice President, Product Development and Dr. Morrel is Vice President, Clinical Research).

Pursuant to the Management Agreement, Benu is required to cause the Benu Principals to devote their full business time and effort, as needed, to the performance of the services under the Management Agreement.  However, there is no direct agreement with the individual Benu Principals for continued services and they are under no legal obligation to remain with Benu.  For additional discussion regarding risks related to the loss of the Benu Principals, see the risk factor “The loss of key management and scientific personnel may hinder our JV’s ability to execute our business plan” in the “Risk Factors” section in this prospectus.

The JV paid to Benu a management fee of approximately $63,000 per month during the initial 27 months of the term ending in October 2014.  Commencing in November 2014 and ending in March 2015, Benu received a reduced management fee in the amount of $35,000 per month.  We currently receive an accounting services fee from the JV of $1,000 per month pursuant to the Accounting Services Agreement.

Pursuant to a Stockholders Agreement among all the stockholders of the JV, we have agreed that the board of directors of the JV will be composed of three individuals designated by the LX Minority Stockholders, acting by a majority in interest, and two individuals designated by us.  Consequently, the LX Minority Stockholders’ designees, and not our designees, control the JV’s board of directors.  Because the Benu Principals collectively own 75% of the outstanding JV Common Shares held by the LX Minority Stockholders, the Benu Principals have the power to control the JV’s board of directors.  The JV board of directors currently is composed of the following persons:

LipimetiX Development Board of Directors

Dennis I. Goldberg, Ph.D. (1)
Phillip M. Friden, Ph.D. (1)
Eric M. Morrel, Ph.D. (1)
John M. Holliman, III (our Executive Chairman and Principal Executive Officer) (2)

Randolph C. Steer, MD, Ph.D. (our Chief Medical Officer) (2)
___________________________
(1) Designee of LX Minority Stockholders.
(2) Designee of Capstone.

If the JV fails to operate substantially in accordance with its annual budget (which must be approved by stockholders holding at least a majority of the outstanding shares of the JV’s voting stock), including the milestones in the budget, or fails to comply with any of its obligations under the Stockholders Agreement, the stockholders of the JV, acting by a majority in interest, thereafter would be entitled to appoint a majority of the members of the board of directors.

The Stockholders Agreement provides that certain actions require the consent of stockholders, acting by a majority in interest.  These actions include:

•	Issuing any shares of capital stock;
•	Making dividends or distributions;
•	Entering into or amending any sale, license or partnering agreements relating to AEM-28 or any other compound then under development by the JV, including the Exclusive License Agreement with UABRF;
•	Incurring indebtedness other than trade payables incurred in the ordinary course of business or as may otherwise be set forth in the JV’s budget;
•	Entering into, amending or terminating any related party transaction or agreement, including the management agreement with Benu BioPharma Inc.;
•	Entering into or amending any material contract outside the ordinary course of business;
•	Effecting a sale of the JV, whether through a merger, consolidation or sale of assets; and
•	Amending the certificate of incorporation or bylaws.

Additionally, pursuant to the Stockholders Agreement, the JV may not be liquidated or dissolved without the consent of stockholders holding at least 75% of the outstanding shares of JV Common Stock.  The JV’s annual budget, including the operational and other milestones contained therein, also must be approved by stockholders holding at least a majority of the outstanding shares of the JV’s voting stock.  Because we do not have the right to appoint a majority of the members of the JV’s board of directors, these stockholder consent rights are necessary to protect our interests in the JV.  However, there is a risk that these consent rights may be insufficient to protect our interests or may result in impasses with respect to the JV’s management and operation, the resolution of which might result in actions, agreements or consequences that we might view as suboptimal.

Competition

The biopharmaceutical industry is characterized by intense competition and confidentiality.  Well known cardiovascular drug classes include the statins and PCSK9s (currently in regulatory approval process).  Our drug candidates, if approved, would not compete directly for the same patient population as statins and PCSK9s.  In the orphan indication of HoFH, two drugs received FDA approval in 2013 and are currently being marketed: Juxtapid from Aegerion and Kynamro from Sanofi/Genzyme.  In the AP indication, the standard of care drugs for reducing triglycerides include fish oil and fibrates, both of which usually take weeks to show an effect.  We are currently unaware of any other drugs approved or in development for reducing triglycerides in AP.  We may not be aware of the other biotechnology, pharmaceutical companies or public institutions that are developing pharmaceuticals or devices that may compete with our potential products.  We also may not be aware of all the other competing products our known competitors are pursuing.  In addition, these biotechnology companies and public institutions compete with us in recruiting for research personnel and subjects, which may affect our ability to complete our research studies.  For additional discussion regarding the risks associated with our competition, see the risk factor “If our JV’s product candidates do not gain market acceptance or our competitors develop and market products that are more effective than our JV’s product candidates, our commercial opportunities will be reduced or eliminated” in the “Risk Factors” section in this prospectus.

Description of Current Peptide Product Candidates.

Apo E is a 299 amino acid protein that plays an important role in lipoprotein metabolism.  AEM-28 is a 28 amino acid mimetic of Apo E and AEM-28-02 (an analog of AEM-28) is a 28 amino acid mimetic of Apo E (with an aminohexanoic acid group) and both contain a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver.

VLDL and Triglycerides

The combination of Low Density Lipoprotein (“LDL”) and Very Low Density Lipoprotein (“VLDL”) cholesterol are termed Non- High Density Lipoprotein (“Non-HDL”) cholesterol.  These Non-HDL lipoproteins are a combination of proteins and lipids which allow fat and cholesterol to move around the body so they may be taken up by target cells.  Triglycerides (TGs) are found in VLDL and chylomicron remnants in blood plasma.  TGs play an important role in metabolism as energy sources while VLDL and chylomicron remnants serve as transporters of dietary fat.  When the amount of VLDL and TGs is properly regulated by the body’s natural systems, the vascular and metabolic systems are in sync and functioning well.  However, problems develop when these lipoproteins and lipids get out of balance, often leading to severe cardiovascular and endocrinal diseases.  When in overabundance in blood plasma, these large, buoyant molecules are a primary contributor to atherosclerosis, or arterial plaque, which can unpredictably create an arterial occlusion and cause a heart attack.

In December 2014, we and our joint venture, LipimetiX Development, Inc., announced the completion and results of the investigational Phase 1b/2a human clinical trial for its lead Apo E mimetic peptide molecule, AEM-28, in cholesterol and triglyceride reduction.  The top-line data from the Phase 1a (reported on September 2, 2014) and Phase 1b/2a blended protocol was statistically analyzed.  The Medical Safety Committee, in reviewing safety-related aspects of the clinical trial, observed a generally acceptable safety profile.  Analysis of biomarker data from the human studies showed what we believe is a statistically significant reduction of VLDL cholesterol and triglycerides of approximately 70% each in fasted patients at one hour post-treatment.   In particular, efficacy measurements analyzing pharmacodynamics yielded statistical significance in the pooled dataset favoring AEM-28 versus placebo in multiple lipid biomarker endpoints, which included:

•      p < 0.05 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the highest dose tested of 3.54mg/kg in VLDL, equating to a maximum 76% drop in VLDL vs.  baseline and a 56% net maximum reduction of VLDL vs.  placebo;
•      p < 0.05 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the 2 mg/kg dose in VLDL, equating to a maximum 70% drop in VLDL vs.  baseline and a 41% net maximum reduction of VLDL vs.  placebo;
•      p < 0.025 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the highest dose tested of 3.54 mg/kg in triglycerides, equating to a maximum 74% drop in triglycerides vs.  baseline and a 55% average net maximum reduction of triglycerides vs.  placebo; and
•      p < 0.025 favoring AEM-28 vs.  placebo within the first 12 hours post infusion at the 2 mg/kg dose in triglycerides, equating to a 71% drop in triglycerides vs.  baseline and a 45% net maximum reduction of triglycerides vs.  placebo.

Acute Pancreatitis with High Triglycerides

In 2015, our JV retained a consultancy to conduct a market assessment study for AEM-28 in acute pancreatitis (“AP”) with high triglycerides.  The consultancy’s report concluded that the AP indication represents a significant unmet clinical need for a therapeutic that could rapidly reduce triglycerides.  The schedule that follows below discusses the epidemiology and etiology of AP.  There are an estimated 74,000 hospitalizations for all types of AP in the U.S. each year with approximately 45,000 presenting with severe TGs equal to or greater than 1,000 mg/dL.  This patient population is possibly an ideal fit for AEM-28 as a therapeutic agent.

ETIOLOGY/EPIDEMIOLOGY	≈ % (1)	U.S. Patients	Severe TGs ≥ 1,000 mg/dL
Gallbladder/Stones	25%	18,500	No
Alcohol	50%	37,000	Yes
Genetic/Familial	7%	5,698	Yes
Other/Idiopathic (Diabetes/Obesity/Pregnancy)	18%	13,320	Yes
TOTAL HOSPITALIZATIONS	100%	74,000	45,000 (2)
(1) JOP.J.  Pancreas, 11/9/2011, “Controversies in Etiology of Acute Pancreatitis, A.  Khan et al.
(2) Fletcher Spaght, 3/17/2015, “Market Assessment for Acute Pancreatitis”, M.  Hoult et al.

Whereas we anticipate that AP with high TGs will qualify as an orphan indication (since the patient population is below 200,000 in the U.S.), we believe that it is nonetheless a sizable orphan market.  Clinicians often treat these patients with fibrates or fish oil to reduce TGs, but fibrates and fish oil take weeks if not longer to have an effect in reducing TGs.  A drug that rapidly reduces TGs could diminish the severity of AP (especially if administered at early onset) and could offer a significant economic savings to the healthcare system from faster discharge.  If clinical trials are successful and regulatory approval is granted, we believe that AEM-28 could potentially be added to the AP treatment protocol in the emergency room for patients with elevated TGs.

Based on our consultant’s report, we also believe that a market of 110,000 refractory hypertriglyceridemics exists in the U.S.  These patients are at high risk for AP and other TG-related indications and could be candidates for a weekly infusion of a TG-reducing therapeutic such as AEM-28.  We believe that this chronic market, at a projected 5.7 million doses annually, represents another significant market opportunity, albeit requiring successful clinical outcomes studies.

Given the above, we plan to prioritize AP with high TGs as our JV’s indication of choice for AEM-28-02 commercialization.  Because AEM-28 has previously received orphan drug designation (see below), we believe that the new analogs will also be so designated by the FDA for AP.  As a result, the clinical/regulatory pathway for AP should require shorter, less expensive clinical trials according to orphan regulatory precedent.

Homozygous Familial Hypercholesterolemia (HoFH)

In 2012, AEM-28 received orphan designation from FDA for a rare disease indication, called homozygous familial hypercholesterolemia (“HoFH”).  This is a very small global population of individuals who are born with no LDL receptors in the liver and are unable to clear LDL (the “bad” cholesterol) through a natural pathway.  Historically, these patients have experienced cardiovascular complications in their teens and twenties often leading to early death.  Standard of care therapy was a process called apheresis, which is a mechanical filtering of the lipid fat from the patient’s entire blood volume, akin to the kidney dialysis process.  In 2013, two pharmaceutical therapies were approved in the U.S., Aegerion’s Juxtapid and Sanofi-Genzyme’s Kynamro.  Juxtapid has proven the market with an impressive revenue ramp while revenue data for Kynamro is not publicly available.  We believe that AEM-28, or the new analogs, if approved, could compete favorably with these other drugs due to potentially equivalent efficacy and fewer and less severe side effects.

AEM-28-02 and Analogs

Although AEM-28 is well researched and characterized by scientists at our academic research partner, The University of Alabama at Birmingham Research Foundation, it has a relatively short remaining patent life (to 2020).  If AEM-28 were approved by the FDA, as an orphan drug in the U.S., it would have seven years of marketing exclusivity after registration.  Accordingly, AEM-28 remains a potentially valuable commercial asset, but only in orphan indications.

Our joint venture has an exclusive license agreement with UABRF (see “Patents, Licenses and Proprietary Rights”, below) that provides for new technology developments and which has resulted in the discovery of new Apo E mimetic peptides.  Recently, our joint venture has been testing an analog of AEM-28, which we refer to as AEM-28-02.  In preclinical testing, AEM-28-02 is showing itself to be potentially more tolerable and more efficacious than AEM-28.  In July 2014, our joint venture filed a patent application on AEM-28-02 as a unique and novel molecule seeking 21 years of composition of matter patent protection.

AEM-28-02 and the other analogs are significant in that their potential 21-year patent life could allow our joint venture and/or its potential future strategic partners to develop AEM-28-02 and the other analogs for “clinical outcomes” indications that typically require very large, lengthy clinical trials.  These markets include acute coronary syndrome (which we estimate to be $10 billion in annual market size), peripheral artery disease (which we estimate to be $3 billion in annual market size) and metabolic syndrome (which we estimate to be an approximate $35 billion annual market for all drug therapies).  Now, with AEM-28-02, we believe that our JV has a product candidate that not only serves sizable orphan markets, but also serves much larger indications potentially representing several billion dollars in annual product revenue.

Marketing and Sales

AEM-28 and its analogs are not currently available for sale and we do not expect them to be available for sale for some time into the future, if ever.  Thus, neither we nor our JV currently have any marketing or sales staff.

Manufacturing

Currently, third parties certified under Good Manufacturing Practices manufacture AEM-28 and its analogs for our JV in limited amounts for its clinical and pre-clinical studies.  Our JV uses a primary manufacturer for the peptides used in its human clinical trials, but secondary manufacturers are available as needed.

Patents, Licenses and Proprietary Rights

Our JV has an Exclusive License Agreement (the “License Agreement”) with the UABRF that grants an exclusive worldwide license to practice, commercialize and exploit the licensed patents and the exclusive license to make, have made, research, develop, use, lease, offer to sell, sell, import and export products, which would (without the license infringe one of more of the Licensed Patents).  The License rights may be sublicensed by our JV with some restrictions.  All products, as well as any ideas, inventions, developments, improvements, works of authorship, know-how, research, techniques, processes, methods, materials, results, data and other information and work product arising out of the JV’s practice of the licensed patents is owned by the JV, and UABRF does not have any right or license to use the same.

Under the License Agreement, the JV is required to pay patent filing, maintenance and other related patent fees,  annual maintenance fees of $25,000 until the first commercial sale of a licensed product and various milestone payments of $50,000 to $500,000 as each licensed product is developed and obtains FDA approval.  Once the first commercial sale of a licensed product occurs, the JV is required to pay a royalty of 3% on net sales of licensed products during the term of the License Agreement as well as 30% of royalty payments received by the JV from sales of licensed products by sublicensees, provided that the aggregate royalty does not exceed 3% of the sales of licensed products by the sublicensees in the applicable jurisdiction.  The License Agreement provides for a minimum royalty payment of $500,000 to $1,000,000 per year commencing on January 1 of the first calendar year following the year in which the first commercial sale occurs.  UABRF will also receive 5% of non-royalty income received.   The License Agreement terminates upon the expiration of all valid patent claims within the licensed patents.

Capstone Therapeutics is a registered United States domestic trademark of Capstone Therapeutics Corp.

Insurance

Our business entails the risk of product liability claims.  We maintain a product liability and general liability insurance policy and an umbrella excess liability policy.  There can be no assurance that liability claims will not exceed the coverage limit of such policies or that such insurance will continue to be available on commercially reasonable terms or at all.  Consequently, product liability claims or claims arising from our clinical trials could have a material adverse effect on our business, financial condition and results of operations.  We have not experienced any material liability claims to date resulting from our clinical trials.

Employees

As of June 24, 2015, we had two full time administrative employees in our operations and utilize consultants to perform a variety of administrative, regulatory or research tasks.  We have entered into consulting agreements with various former key employees, but there is no assurance that these persons will be available in the future to the extent their services may be needed.  As a research and development business, we believe that the success of our business will depend in part on our ability to identify, attract and retain qualified research personnel, both as employees and as consultants.  We face competition from private companies and public institutions for qualified research personnel.  None of our employees are represented by a union and we consider our relationship with our employees to be good.

DESCRIPTION OF PROPERTY

We lease 2,845 square feet of office space in a facility in Tempe, Arizona, which is an approximately 100,000 square foot facility designed and constructed for industrial purposes and is located in an industrial district.  In July 2007, we entered into a five-year lease for 17,000 square feet of space in this Tempe facility, which became effective March 1, 2008.  We amended this lease, effective March 1, 2013, to extend the lease for two additional years and reduce the square feet rented to 2,845.  On October 1, 2014 we amended this lease to extend the term to February 29, 2016.  We believe the facility is well-maintained and adequate for use through the end of our lease term.

LEGAL PROCEEDINGS

In June 2015, we settled our long-pending qui tam lawsuit for a one-time payment of $50,000.  The lawsuit had been filed under seal by Jeffrey J. Bierman, as Relator/Plaintiff, on March 28, 2005 in the United States District Court for the District of Massachusetts against us and substantially all sellers of bone growth stimulation devices during the period 1998-2003.  The complaint asserted a variety of claims, including False Claims Act violations.  We sold our bone growth stimulation device business in 2003 and first learned of this lawsuit in September 2009.

OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock commenced trading on Nasdaq on January 28, 1993 and was delisted by Nasdaq on July 21, 2011.  Our common stock is currently traded on the OTCQB under the symbol “CAPS.” The following table sets forth, for the fiscal periods indicated, the range of high and low sales prices of our common stock.  The OTCQB prices set forth below reflect inter-dealer prices, without adjustment for retail mark-up, markdown or commission, and may not necessarily represent the prices of actual transactions.

	2015		2014		2013
	High	Low	High	Low	High	Low
First Quarter	$0.24	$0.17	$0.38	$0.24	$0.26	$0.17
Second Quarter	$0.25	$0.13	$0.33	$0.21	$0.24	$0.17
Third Quarter			$0.39	$0.21	$0.42	$0.17
Fourth Quarter			$0.27	$0.19	$0.38	$0.21

As of June 24, 2015, 40,885,411 shares of our common stock were outstanding and held by approximately 779 stockholders of record.  The last reported sale price of our common stock on the OTCQB Market on June 24, 2015 was $.23 per share.

Dividends

We have never paid a cash dividend on our common stock.  We do not intend to pay any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plan

The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans as of December 31, 2014, aggregated into two categories - plans that have been approved by stockholders and plans that have not.  See Note 5 to the Financial Statements included in our Annual Report on Form 10-K, filed with the SEC on March 16, 2015, and Form S-8 filed with the SEC on June 22, 2015, for additional information on our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category:	(a)	(b)	(c)
Equity Compensation Plans approved by Security Holders	3,022,706	$1.06	495,519
Equity Compensation Plans not approved by Security Holders	N/A	N/A	N/A
Total	3,022,706	$1.06	495,519

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion of significant events in the year ended December 31, 2014 and the three-month period ended March 31, 2015 and factors that affected our financial condition and results of operations for those periods.  This should be read in conjunction with our financial statements and related notes that appear in this prospectus and the “Risk Factors” section in this prospectus.

Most of the proceeds of this offering will be made available to our JV to fund the continued development of AEM-28 and its analogs.  Some development may relate to applications that are different from the applications on which our JV’s previous clinical trials focused.  Our financial condition and results of operations for historic periods are not necessarily indicative of future results or performance.

Overview of the Business

We are a biopharmaceutical company primarily focused on the development of a family of ApoE mimetic peptides to serve a variety of therapeutic indications in reducing plasma cholesterol and triglycerides.  Previously, we were focused on the development and commercialization of two product platforms: AZX100 and Chrysalin (TP508).  Since March 2012, we no longer have any interest in or rights to Chrysalin.  In 2012 we wound down internal operations, ceased clinical development of AZX100 in dermal scarring, formerly our principal product candidate, and moved to a more virtual operating model.  In 2014, we terminated the license agreement with AzTE for the core intellectual property relating to AZX100 and returned all interest in and rights to the AZX100 intellectual property to the licensor.

Concurrent with the development activities for AEM-28, the JV has performed limited pre-clinical studies that have identified analogs of AEM-28, including one referred to as AEM-28-02, that have the potential of equivalent efficacy, higher human dose toleration and an extended composition of matter patent life.  The JV has a development plan to pursue regulatory approval and commercialization of AEM-28, or one or more of its analogs, as treatment in orphan (rare disease) indications, including AP and HoFH, and potentially in acute coronary syndrome, peripheral artery disease and metabolic syndrome. HoFH as been designated by the FDA as an orphan indication.  We believe that AP should also qualify for orphan indication designation.

For additional discussion regarding our and our JV’s business, including a description of our JV’s current peptide product candidates, see “Information with respect to the Company” in this prospectus.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, and expenses in our financial statements and accompanying notes.  Management bases its estimates on historical experience and various other assumptions believed to be reasonable.  Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, actual results may differ from these estimates and assumptions.  Our critical accounting policies are those that affect, or could affect our financial statements materially and involve a significant level of judgment by management.

Below are the accounting policies and related risks described in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2015, for the year ended December 31, 2014, which are those that depend most heavily on management’s judgments and estimates.  As of June 24, 2015, there have been no material changes to any of these critical accounting policies.

Income Taxes:  Accounting Standards Codification Topic 740 “Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.  Changes in valuation allowances from period to period are included in the tax provision in the period of change.  In determining whether a valuation allowance is required, we take into account all evidence with regard to the utilization of a deferred tax asset, including past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred asset.  We have evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and have established a valuation allowance for all of our deferred tax assets of approximately $57 million at December 31, 2014.

In March 2014, LipimetiX Development, LLC (for more information, see Note 9 in the Financial Statements for the year ended December 31, 2014 included in this prospectus) formed a wholly-owned Australian subsidiary, LipimetiX Australia Pty Ltd, to conduct Phase 1a and Phase1b/2a clinical trials in Australia.  Currently Australian tax regulations provide for a refundable research and development tax credit equal to 45% of qualified expenditures.  Subsequent to the end of its Australian tax years, LipimetiX Australia Pty Ltd has submitted, or intends to submit, claims for a refundable research and development tax credit.  The transitional Australian tax periods/years granted for LipimetiX Australia Pty Ltd end on June 30, 2014, December 31, 2014 and thereafter December 31 of each succeeding year.  For the tax period ended June 30, 2014, LipimetiX Australia Pty Ltd received a refundable research and development tax credit of AUD$227,000.  For the tax period ended December 31, 2014 a AUD$242,000 refundable tax credit, for research and development expenditures has been recorded by LipimetiX Australia Pty Ltd, as it is more likely than not, that the recorded refundable research and development tax credit at December 31, 2014 will be approved and received.

Patents: Patent license rights at December 31, 2014 were recorded at $1,045,000, their estimated fair value on the date they were acquired, August 3, 2012.  Their cost is amortized on a straight-line basis over the key patent life of eighty months.  At December 31, 2014, accumulated amortization totaled $379,000.  If a change in conditions occurs, that indicates a material change in the future utility of the patent license rights, an evaluation will be performed to determine if impairment of the asset has occurred, and if so, the impairment will be recorded.  Future utility of the patent license rights is dependent upon our ability to raise additional funding to continue development of AEM-28 and its analogs or to complete a sale, licensing or other transactions.

Our Joint Venture:  As discussed in Note 9 “Joint Venture for Development of Apo E Mimetic Peptide Molecule AEM-28 and Analogs” in Notes to Financial Statements for the year ended December 31, 2014 included in this prospectus, we entered into a joint venture in which it has contributed $6,000,000, and the noncontrolling interests have contributed certain patent license rights.  Neither we nor the noncontrolling interests have an obligation to contribute additional funds to our JV or to assume any joint venture liabilities or to provide a guarantee of either joint venture performance or any joint venture liability.  The financial position and results of operations of our JV are presented on a consolidated basis with our financial position and results of operations.  Intercompany transactions have been eliminated. Joint venture losses will be recorded on the basis of common ownership equity interests (currently 60% us / 40% noncontrolling interests) until common ownership equity is reduced to $0. Subsequent joint venture losses will be allocated to the preferred ownership equity (100% us).  Subsequent to March 31, 2013, all joint venture losses are being allocated to us. We have a revolving loan agreement with our JV to advance the joint venture funds for operations in an amount not to exceed a net (net of expected tax credits or other funds obtained) of $700,000, with the net amount due June 30, 2015.  Losses incurred by our JV in excess of the capital accounts of our JV will be allocated to us to the extent of net outstanding advances.  At December 31, 2014, outstanding advances on the revolving loan agreement totaled $500,000.

Losses allocated to the noncontrolling interests represent an additional potential loss for us as the noncontrolling interests are not obligated to contribute assets to our JV to the extent they have a negative capital account and depending on the ultimate outcome of our JV, we could potentially absorb all losses associated with our JV.  At December 31, 2014, losses totaling $667,000 have been allocated to the noncontrolling interests.  We record a contingent loss when it is probable that a loss has been incurred and the amount is reasonably estimable.  There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated.  In the opinion of management, there was not at least a reasonable possibility that we may have incurred a material loss with respect to this loss contingency.

Fair value measurements: We determine the fair value measurements of our applicable assets and liabilities based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Stock based compensation:  Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment”, now Accounting Standards Codification Topic 718 “Stock Compensation” (“ASC 718”).  ASC 718 requires all share-based payments, including grants of stock options, restricted stock units and employee stock purchase rights, to be recognized in our financial statements based on their respective grant date fair values.  Under this standard, the fair value of each employee stock option and employee stock purchase right is estimated on the date of grant using an option pricing model that meets certain requirements.  We currently use the Black-Scholes option pricing model to estimate the fair value of our share-based payments.  The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.  We use the historical volatility adjusted for future expectations.  The expected life of the stock options is based on historical data and future expectations.  The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our stock options and stock purchase rights.  The dividend yield assumption is based on our history and expectation of dividend payouts.  The fair value of our restricted stock units is based on the fair market value of our common stock on the date of grant.  Stock-based compensation expense recognized in our financial statements in 2006 and thereafter is based on awards that are ultimately expected to vest.  We recognize compensation cost for an award with only service conditions that has a graded vesting schedule on a straight line basis over the requisite service period as if the award was, in-substance, a multiple award.  However, the amount of compensation cost recognized at any date must at least equal the portion of grant-date fair value of the award that is vested at that date.  For non-employees, this expense is recognized as the service is provided in accordance with ASC Topic 505-550 “Equity-Based Payments to Non-Employees.”  The amount of stock-based compensation expense in 2006 and thereafter is reduced for estimated forfeitures.  Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  We evaluate the assumptions used to value stock awards on a quarterly basis.  If factors change and we employ different assumptions, stock-based compensation expense may differ significantly from what we have recorded in the past.

ASC 718 requires the benefits associated with tax deductions that are realized in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow as previously required.  Subsequent to the adoption of ASC 718 on January 1, 2006, we have not recorded any excess tax benefit generated from option exercises, due to our net operating loss carryforwards, which cause such excess to be unrealized.

Recent Accounting Pronouncements:  In June 2014, the Financial Accounting Standards Board issued Accounting Standard Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915 Development Stage Entities will be removed from the FASB Accounting Standards Codification™.  The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after December 15, 2014.  A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. The adoption of this accounting standard update had no impact on our condensed consolidated financial statements.   We had previously presented our financial statements with development stage entity disclosures.  We adopted this accounting standard update in our third quarter ending September 30, 2014, and accordingly, have omitted development stage information and disclosures from our presentation.

Joint Venture Accounting:  As discussed in Note 9 to Financial Statements for the year ended December 31, 2014 included in this prospectus, “Joint Venture for Development of Apo E Mimetic Peptide Molecule AEM-28 and Analogs”, the Company entered into a joint venture in which it has contributed $6,000,000, and the noncontrolling interests have contributed certain patent license rights.  Neither the Company nor the noncontrolling interests have an obligation to contribute additional funds to the joint venture or to assume any joint venture liabilities or to provide a guarantee of either joint venture performance or any joint venture liability.  The financial position and results of operations of the joint venture are presented on a consolidated basis with the financial position and results of operations of the Company.  Intercompany transactions have been eliminated. Joint venture losses will be recorded on the basis of common ownership equity interests (60% Company / 40% noncontrolling interests) until common ownership equity is reduced to $0. Subsequent joint venture losses will be allocated to the preferred ownership equity (100% Company).  Subsequent to March 31, 2013, all joint venture losses are being allocated to the Company.  The Company has a revolving loan agreement with the joint venture to advance the joint venture funds for operations in an amount not to exceed a net (net of expected tax credits or other funds obtained) of $700,000, with the net amount due June 30, 2015.  Losses incurred by the joint venture in excess of the capital accounts of the joint venture will be allocated to the Company to the extent of net outstanding advances.

In August 2014, the Financial Accounting Standards Board issued Accounting Standard Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40)(“Update”): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, providing a requirement under U.S. GAAP for an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued; and if those conditions exist, to disclose that fact, the conditions and the potential effects on the entity’s ability to meet its obligations. The Update will be effective for an annual period ending after December 15, 2016, with early application permitted. We have not elected early application, however, if additional funds are not obtained to continue the development of AEM-28 or its analogs, or operations, it will impair our ability to continue as a going concern.  If we do not continue as a going concern, we may incur additional losses, up to, and possibly exceeding, our net joint venture investment and revolving loan balance.

Results of Operations Comparing Year Ended December 31, 2014 and 2013

General and Administrative (“G&A”) Expenses:  G&A expenses related to our ongoing operations were $1,453,000 in 2014 compared to $1,169,000 in 2013.  Administration expenses increased primarily due to costs related to the qui tam litigation, and investor relations activities.

Research and Development Expenses:  Research and development expenses were $3,071,000 for 2014 compared to $3,124,000 for 2013.  Our research and development expenses in 2014 and 2013 included the operating expenses of LipimetiX Development, Inc., which totaled (net of intercompany transactions) $2,354,000 for 2014, and $2,652,000 for 2013.  The joint ventures’ initial planned research activities have been substantially completed as of December 31, 2014.

Interest and Other Expenses (Income), Net:  Interest and Other Expenses (Income), Net, decreased from $158,000 of Income in 2013 to $43,000 of Expense in 2014 due to the receipt of $152,000 in the first quarter of 2013 from the conversion of an insurance company, in which we were a policyholder, from mutual to private ownership versus $60,000 in 2014.  In 2014 this income was offset by a foreign exchange loss of $120,000 related to our joint ventures’ Australian activities.

Income Tax Benefit:  Income tax benefit in 2014 consisted of a $400,000 refundable Australian research and development tax credit, as described in Notes 4 and 7 to the December 31, 2014 financial statements included in this Prospectus, related to our joint ventures’ Australian clinical trial activities.

Net Loss attributable to Capstone Therapeutics stockholders:  We incurred a net loss in 2014 of $4.2 million compared to a net loss of $3.9 million in 2013.  Net loss includes operations of LipimetiX Development, Inc., which totaled (net of intercompany transactions) $2,354,000 for 2014, and $2,652,000 for 2013, net of net loss allocated to noncontrolling interests of $0 for 2014 and $193,000 for 2013.  The joint ventures’ initial planned research activities have been substantially completed as of December 31, 2014.

Results of Operations Comparing Year Ended December 31, 2013 and 2012

General and Administrative (“G&A”) Expenses:  G&A expenses related to our ongoing operations were $1,169,000 in 2013 compared to $1,764,000 in 2012.  Administration expenses declined primarily due to a decrease in our lease expenses caused by a reduction in office space occupied, effective March 1, 2013, and the reduction from four employees to two employees in the second quarter of 2012.

Research and Development Expenses:  Research and development expenses were $3,124,000 for 2013 compared to $2,385,000 for 2012.  Our research and development expenses increased in 2013 compared to 2012 primarily due to the operating expenses of LipimetiX Development, Inc., which totaled (net of intercompany transactions) $2,652,000 for 2013, and $1,133,000 for 2012, partially offset by a decline of AZX100 research activity.

Interest and Other Income, Net:  Interest and Other Income, Net, increased from $96,000 in 2012 to $158,000 in 2013 due to the receipt of $152,000 in the first quarter of 2013 from the conversion of an insurance company, in which we were a policyholder, from mutual to private ownership, while 2012 included a gain of $80,000 from the sale of lab equipment.

Net Loss attributable to Capstone Therapeutics stockholders:  We incurred a net loss in 2013 of $3.9 million compared to a net loss of $3.6 million in 2012.  The net loss from 2013 benefited from a reduction in internal operations, but this beneficial effect was offset by inclusion of the operating expenses of LipimetiX Development, Inc.  Net loss includes operating expenses of LipimetiX Development, Inc., which totaled (net of intercompany transactions) $2,652,000 for 2013, and $1,133,000 for 2012, net of net loss allocated to noncontrolling interests of $193,000 for 2013 and $473,000 for 2012.

Results of Operations Comparing Three-Month Period Ended March 31, 2015 to the Corresponding Period in 2014

General and Administrative (“G&A”) Expenses: G&A expenses related to our ongoing operations were $472,000 in the first quarter of 2015 compared to $452,000 in the first quarter of 2014. Administration expenses increased primarily due to costs related to the qui tam litigation and investor relations activities, but were otherwise comparable between periods, reflecting similar administrative activities.

Research and Development Expenses: Research and development expenses were $350,000 for the first quarter of 2015 compared to $630,000 for the first quarter of 2014. Our research and development expenses varied in the first quarter of 2015 compared to the same period in 2014 primarily due to the inclusion and fluctuation of operating expenses of LipimetiX Development, Inc., which totaled (net of intercompany transactions) $197,000 for the three months ended March 31, 2015, and $418,000 for the three months ended March 31, 2104. As discussed above, we have significantly reduced our development activities of AEM-28 and its analogs as we attempt to obtain additional funding.

Interest and Other Expenses (Income), Net: Interest and Other Expenses (Income), Net, decreased from $60,000 of Income in 2014 to $56,000 of Expense in 2015 due to the receipt of $60,000 in the first quarter of 2014 from the conversion of an insurance company, in which we were a policyholder, from mutual to private ownership, while in 2015 we incurred a foreign exchange loss of $57,000 related to our joint ventures’ Australian activities.

Income Tax Benefit: Income tax benefit in 2015 consisted of a refundable Australian research and development tax credit, as described in Note D to the March 31, 2015 financial statements included in this Prospectus, related to our joint ventures’ Australian clinical trial activities.

Net Loss attributable to Capstone Therapeutics stockholders: We incurred a net loss in the first quarter of 2015 of $0.7 million compared to a net loss of $1.1 million in the first quarter of 2014. Net loss is affected by the items discussed above in Interest and Other Expenses (Income), Net, Income Tax Benefit, and the inclusion of the operating expenses of LipimetiX Development, Inc., which totaled (net of intercompany transactions) $197,000 for the three months ended March 31, 2015 and $418,000 for the three months ended March 31, 2014.

Liquidity and Capital Resources

Since the sale of our Bone Device Business in November 2003, we have primarily relied on our cash and investments to finance all of our operations, the focus of which, since August 2012, has been research and development of our JV’s product candidates.

On August 3, 2012, we entered into our joint venture, LipimetiX Development, Inc, to develop Apo E mimetic peptide molecule AEM-28 and its analogs.  As of June 24, 2015, we have contributed $6.0 million and loaned an additional $700,000 to our JV.

At May 31, 2015, we had cash and cash equivalents of $1.2 million.  The JV and Company intend to explore fundraising, partnering or licensing to obtain additional funding to continue development activities of AEM-28 and AEM-28-02.  The JV and the Company do not have sufficient funding at this time to continue additional material development activities of AEM-28 and its analogs.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

We intend to continue limiting our internal operations to a virtual operating model while monitoring and participating in the management of our JV’s AEM-28 and analogs development activities.

Most of the proceeds of this offering will be made available to our JV to fund the continued development of AEM-28 and its analogs and the remainder will be used to fund our continuing operations.  If all of the Units offered hereby are sold, we believe that we will have sufficient funds for our JV to complete the preclinical development and possibly Phase 1a and Phase1b/2a clinical trials as well for AEM 28-02, but we cannot predict the total cost of these efforts which depends on, among other things, successful and timely outcomes in our preclinical and clinical studies.  In any event, our JV will require substantial additional capital, and/or a development partner, to complete the clinical trials and supporting research and production efforts necessary to obtain FDA or comparable foreign agencies’ approval, if any, for our JV’s product candidates.  We may seek to obtain the necessary additional funding through the issuance of debt and/or equity securities by us or our JV in one or more private or public offerings in the future (which could include bridge financing from certain of our significant existing stockholders), through a strategic partner arrangement or otherwise.  In addition, our JV currently is exploring potential sub-licensing of AEM-28 and/or its analogs for development in indications not being actively pursued by the joint venture.

The amount of net proceeds which we will receive from this offering is uncertain.  To the extent we sell less than all of the Units in this offering, we will need to seek additional funding sooner than otherwise would be the case.  Because neither the timing nor the amount of future funding needs can be predicted, we cannot provide any assurance that we will have sufficient resources for our JV to continue its development work as planned.  There is no assurance that we will be able to obtain the necessary additional funding from third parties on terms acceptable to us, or at all.  New sources of funds, including raising capital through the sales of our debt or equity securities, joint venture or other forms of joint development arrangements, sales of development rights, or licensing agreements, may not be available or may only be available on terms that would have a material adverse impact on our existing stockholders’ interests.  If our JV cannot complete its development work as planned due to a lack of funds, the value of our investment would be materially impaired, as would be our ability to continue as a going concern.

Our JV’s future research and development and other expenses will vary significantly from prior periods and will depend on the outcomes of pre-clinical and clinical trials, our and our JV’s decisions regarding future development and other factors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our directors executive officers along with their respective ages and positions as of June 24, 2015.

Name	Age	Title
John M. Holliman, III	61	Executive Chairman and Principal Executive Officer
Randolph C. Steer, MD, Ph.D.	66	Consultant / Chief Medical Officer
Les M. Taeger	64	Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer
Eric W. Fangmann	45	Director (1)
Fredric J. Feldman, Ph.D.	75	Director (2) (3)
Elwood D. Howse, Jr.	75	Director (1) (2) (3)
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Corporate Governance/Nominating Committee

On April 28, 2014, the Board increased the number of directors to four and Eric W. Fangmann was elected to fill the fourth Board seat at our Annual Meeting held on June 12, 2014.

The Audit Committee of the Board, which is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Mr. Howse (Chairman) and Mr. Fangmann.

In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board has determined that Elwood D. Howse, Jr., the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.  Additionally, Mr. Howse and Mr. Fangmann are “independent directors”, as defined in Nasdaq Listing Rule 5605(a)(2).

The employment of Mr. Holliman and Dr. Steer was terminated effective October 31, 2011.  They continue to perform many of their previous duties and responsibilities under consulting agreements.

The following is a brief account of the business experience during the past five years of each of our directors and executive officers, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

John M. Holliman, III

John M. Holliman III has served as Executive Chairman and Principal Executive Officer of the Company since April 2006 and has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997.  Since February 1993 he has been a general partner of entities which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP, Valley Ventures III, LP, Valley Ventures III Annex, LP, all of which are venture capital funds that invest principally in life science companies.

John M. Holliman, III has over thirty years of business experience, including service on the boards of over forty companies, commercial lending experience with major financial institutions, and has been active in venture capital financing for over thirty years, concentrating in the medical/biotech industries.  Mr. Holliman earned a BBA in Finance and a MBA from Southern Methodist University and a Master of International Management from the Thunderbird School of Global Management.  During his career Mr. Holliman has gained substantial executive and board level experience in business, finance and operations.  The Board believes the experience and knowledge of Mr. Holliman qualifies him to serve on our board.

Randolph C. Steer, MD, Ph.D.

Randolph C. Steer, MD, Ph.D.  served as President of the Company from April 5, 2006 until October 31, 2011.  Since then, Dr. Steer has provided scientific, regulatory and clinical consulting services to the Company.  Dr. Steer has been an independent pharmaceutical, biotechnology and medical devices consultant since 1989, and has provided services to the Company since 2002.  He has a broad scientific, medical and business background, including extensive experience in pre-clinical, clinical and regulatory affairs, having held key management positions in leading corporations and having served as an advisor to many companies in the United States and abroad.  Dr. Steer has also advised numerous venture capital firms, investment banks and independent investors on the commercial development of drugs, biologics, diagnostics and medical devices.  He has served as Associate Director of Medical Affairs at Marion Laboratories; Medical Director at Ciba Consumer Pharmaceuticals (Ciba-Geigy Corporation); Vice President, Senior Vice President and Member of the Executive Committee at Physicians World Communications Group; Chairman, President and Chief Executive Officer of Advanced Therapeutics Communications International, a global drug regulatory group, and Chairman and Chief Executive Officer of Vicus.com, Inc.  He is a member of the Board of Trustees of the Mayo Clinic and the Board of Directors of Techne Corporation and Vital Therapies, and was a member of the Board of Directors of BioCryst Pharmaceuticals from 1994 to 2009.  Dr. Steer received his MD degree from the Mayo Medical School and his Ph.D.  from the University of Minnesota, where he also completed a residency and subspecialty training in clinical and chemical pathology.  He is a Fellow of the American College of Clinical Pharmacology.

Les M. Taeger

Les M. Taeger joined the Company as Senior Vice President and Chief Financial Officer on January 16, 2006.  Mr. Taeger most recently served as Chief Financial Officer of CardioTech International, Inc.  (currently AdvanSource Biomaterials Corporation) (“CardioTech”).  CardioTech was a publicly-traded, medical device company that developed, manufactured and sold advanced products for the treatment of cardiovascular disease.  From September 2000 to February 2004, when Mr. Taeger became Chief Financial Officer of CardioTech, Mr. Taeger served as Chief Financial Officer of Gish Biomedical, Inc.  (“Gish”).  Gish, which became a subsidiary of CardioTech pursuant to a merger transaction involving the companies in April 2003, specialized in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery.  Prior to his employment with CardioTech and Gish, Mr. Taeger was employed for over five years as Chief Financial Officer of Cartwright Electronics, Inc., a division of Meggitt, PLC.  Mr. Taeger is a Certified Public Accountant, with a Bachelor’s degree in accounting.

Eric W. Fangmann

Eric W. Fangmann has served as a director of the Company since June 2014.  Mr. Fangmann has been the Chief Financial Officer for Lloyd I.  Miller, III, since 2011.  Mr. Fangmann is also the Acting President and Acting Chief Financial Officer for Pharmos Corporation, a pharmaceutical company, since 2012.  Mr. Fangmann was previously an independent accounting and finance consultant who was principally engaged by public and private entities to assist in independent analysis and other projects.  Mr. Fangmann was appointed by the Board of Directors of Synergy Brands Inc.  in 2011 as its chief financial officer and treasurer, and was appointed as officer and/or director of certain of its subsidiaries, to serve in such capacities on an interim basis in connection with certain filings under Chapter 7 of the U.S.  bankruptcy code.  From 2005 to 2010, Mr. Fangmann served as Executive Vice President Technology of Frontera Investment, Inc., a publicly held cash and loan company.  Prior to that, Mr. Fangmann has served principally in senior management accounting and finance functions for both public and private entities such as The Upper Deck Company, LLC, PriceSmart, Inc.  and Teletrac, Inc.  From 1992 to 1996, Mr. Fangmann worked in the audit division of Arthur Andersen.  Mr. Fangmann also serves on the board of directors of Alliance Semiconductor and Global Agora, LLC.  Mr. Fangmann holds a B.S.  in Accountancy - Cum Laude from the University of Missouri, Columbia, Missouri.

Mr. Fangmann was introduced and recommended to the Board as a nominee for director by Lloyd I.  Miller, III, a significant stockholder.  The Board believes Mr. Fangmann’s diverse financial experience brings important experience to the Board and qualifies him to serve on our Board.

Fredric J. Feldman, Ph.D.

Fredric J. Feldman, Ph.D.  has been the President of FJF Associates, a consultant to health care venture capital and emerging companies, since February 1992 and has served as a director of the Company since 1991.  From September 1995 to June 1996, he was the Chief Executive Officer of Biex, Inc., a women’s healthcare company.  He served as Chief Executive Officer of Oncogenetics, Inc., a cancer genetics reference laboratory, from 1992 to 1995.  Between 1988 and 1992, Dr. Feldman was the President and Chief Executive Officer of Microgenics Corporation, a medical diagnostics company.

Dr. Feldman received his Ph.D.  in analytical chemistry from the University of Maryland.  He has been a director of a number of public and private companies involved in the healthcare industry.  The Board believes that Dr. Feldman’s over 40 years of operating, scientific and business experience in the medical/biotech industry qualifies him for service on our board.

Elwood D. Howse, Jr.

Elwood D. Howse, Jr.  has served as a director of the Company since September 1987.  In 1982, Mr. Howse founded Cable, Howse and Ragen, investment banking and stock brokerage firm, subsequently known as Ragen MacKenzie.  In 1977, Mr. Howse co-founded Cable & Howse Ventures, an early stage venture capital firm focused on technology.  In 1976, he served as Vice President, Corporate Finance, for Foster & Marshall, a northwest stock brokerage firm.  In 1974 he was the Chief Financial Officer of Seattle Stevedore Company and the Miller Produce Company.  Mr. Howse has served as a corporate director and advisor to various public, private and non-profit enterprises.  He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association.  He currently serves on the boards of directors of Formotus, Inc., BeneSol Corporation, Stella Therapeutics, Inc.  and not-for-profit, Junior Achievement of Washington.  Mr. Howse holds a BS in Engineering from Stanford University and an MBA from Stanford Graduate School of Business.

The Board believes that Mr. Howse’s education and experience, particularly Mr. Howse’s financial experience, which qualifies him to be designated as our financial expert on our Audit Committee, brings important financial and business experience to the board and qualifies him to serve on our board.

Director Compensation

The following table sets forth compensation awarded to, earned by or paid to our directors during the last fiscal year.  Mr. Holliman is not included in this table and his compensation as a director is included in the Summary Compensation Table in “Compensation of Executives” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Fredric J. Feldman, Ph.D. Elwood D. Howse, Jr. Eric W. Fangmann	49,000 49,000 12,000		4,000 4,000 8,000	- - -	- - -	- - -	53,000 53,000 20,000

(1)
Fair value of the grants at the date of the grants was determined using the Black-Scholes model as described in Note 5 in Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

During the year ended December 31, 2014, we paid directors Board Fees of $6,000 per quarter.  All directors are eligible for a grant of non-qualified stock options pursuant to our 2005 Equity Incentive Plan.  On June 10, 2005, the Board approved an annual award to each director of a non-qualified stock option to purchase 10,000 shares of our common stock.  On January 1, 2014, we granted to each then-current director (Mr. Holliman, Dr. Feldman and Mr. Howse) non-qualified options to acquire 10,000 shares at an exercise price of $0.26 per share (fair value of $2,000).  We also granted to Mr. Howse and Dr. Feldman non-qualified stock options to acquire 12,000 shares at an exercise price of $0.30 per share on February 6, 2014 (fair value of $2,000), Mr. Holliman non-qualified stock options to acquire 22,000 shares at an exercise price of $0.30 per share on February 6, 2014 (fair value of $5,000), and Mr. Fangmann non-qualified stock options to acquire 50,000 shares at an exercise price of $0.21 on June 12, 2014 (fair value of $8,000).  These options vested immediately and were granted at the closing market price on the date of grant.   All options have been granted with ten-year terms.

The Board also approved a cash award on January 1, 2014 to each then-current director ($15,000 to Mr. Holliman, $25,000 to Dr. Feldman, and $25,000 to Mr. Howse) in lieu of the annual award of our restricted common stock.

The following table sets forth the equity awards held by our directors that were outstanding at the end of our last fiscal year.

Directors Outstanding Equity Awards at Fiscal Year End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
John M. Holliman, III	200,000			1.75	5/12/2016
	50,000			1.02	2/21/2018
	125,000			0.45	2/3/2019
	100,000			0.82	2/4/2020
	25,000			0.70	10/30/2018
	65,000			0.17	5/18/2022
	65,000			0.16	8/9/2022
	51,000			0.21	2/28/2023
*	20,167	1,833		0.30	2/6/2024
Eric W. Fangmann	50,000			0.24	6/12/2024

Various directors:
(1)(2)(3)	10,000			4.90	1/2/2016
(1)(2)(3)	25,000			1.75	5/12/2016
(1)(2)(3)	10,000			1.43	1/1/2017
(1)(2)(3)	10,000			1.35	1/1/2018
(1)(3)	25,000			0.70	10/30/2018
(1)(2)(3)	10,000			0.42	1/1/2019
(1)(2)(3)	10,000			0.72	1/1/2020
(1)(2)(3)	10,000			0.58	1/1/2021
(1)(2)(3)	10,000			0.26	1/1/2022
(1)(2)	35,000			0.17	5/18/2022
(1)(2)	42,500			0.16	8/9/2022
(1)(2)(3)	10,000			0.17	1/1/2023
(1)(3)	27,000			0.21	2/28/2023
(1)(2)(3)	10,000			0.26	1/1/2024
(1)(3) *	11,000	1,000		0.30	2/6/2024
(1) Feldman, Fred
(2) Holliman, John
(3) Howse, Elwood
* Vested on February 6, 2015.

Executive Compensation

The Compensation Committee, at its meeting held at the beginning of each fiscal year, formulates its recommendations regarding which compensation components will be adjusted for the upcoming year and what the performance bonus for the prior year will be.

At the first Compensation Committee meeting of the year, the Compensation Committee reviews the Executive Chairman’s and other executive officers’ compensation and bonuses and presents its recommendations to the Board.  The final total compensation package decision regarding the Executive Chairman is made by the Independent Directors in an Executive Session without the Executive Chairman or other members of management present, and the final decisions on other executives’ total compensation packages are made by the full Board.

The following discussion is provided to facilitate investors’ understanding of the named executive officer compensation information included in this prospectus.

Officer and Key Consultant Compensation

On October 13, 2011, the Board adopted a plan to preserve cash during ongoing partnering efforts.  Included in the actions taken was the termination of the employment of John M. Holliman, III, Executive Chairman and Randolph C. Steer, MD, Ph.D., President.  These individuals have continued as consultants, rather than as employees, at consulting rates which would equate to approximately $100,000 per year for Mr. Holliman and $120,000 per year for Dr. Steer.  As employees, their base compensation had been $200,000 for Mr. Holliman and $325,000 for Dr. Steer.  Les M. Taeger, Chief Financial Officer and Senior Vice President has continued as an employee, but his base compensation was reduced from $242,000 per year to $120,000 (increased to $135,000 for 2014) per year.  All of these officers had also been eligible for an annual bonus based on individual and Company performance goals of up to 40% of their base compensation.  The Board’s actions included cancellation of our bonus plan.  The vested outstanding stock options held by each executive will continue to be exercisable while such executive is serving as a consultant to the Company.

Equity-Based Compensation

We provide a certain level of cash compensation to each executive as both a short-term reward and to focus executive performance on short-term goals that are part of our long-term strategies.  Additionally, we use a combination of stock option grants and common stock awards to generate a commitment to, and a long-term investment in, the Company.  Grants and awards were determined based on the position and competitive factors, as well as substantial compensation reductions effective October 31, 2011.

Stock Option Grants

In 2014, we granted options to employees to purchase 74,000 shares of our common stock with the exercise price determined by the closing market price on the date of grant ($0.26 to $0.30) and an aggregate grant date fair value of $16,000.  These grants included grants to the named executives (options to purchase 32,000 shares to Mr. Holliman, options to purchase 22,000 shares to Dr. Steer, and options to purchase 15,000 shares to Mr. Taeger).

Common Stock Awards

We did not grant any common stock awards in 2014.

Fringe Benefits, Perquisites and Retirement Benefits.

Our executive employee participates in group health, dental, life, and disability programs on the same basis as other employees.  No perquisites are provided to executives that in aggregate exceed $10,000 per year.

Joint Venture Bonus Plan

On August 9, 2012, our Board approved a performance-based incentive compensation plan (the “JV Bonus Plan”) for our executive and consultants who were primarily responsible for identifying the investment opportunity for the development of Apo E mimetic peptide AEM-28 and its analogs, a class of Cardiovascular drugs targeting indications related to lowering blood cholesterol levels, completing the formation of our JV, and who will participate in the management of our JV.

Our joint venture Bonus Plan provides for a bonus pool, shared 40% by Mr. Holliman, 40% by Dr. Steer and 20% by Mr. Taeger, of 2.5% of the cash or in-kind distributions from our JV to us after we have received the return of our initial $6,000,000 investment.  The individuals’ interest in the bonus pool vested 50% upon Board approval of the JV Bonus Plan (August 9, 2012) and vested 50% upon the presentation by our JV to its members of quantitative/qualitative safety and efficacy results from all protocol-designated endpoints of the AEM-28 Phase 1b/2a clinical trial.  The bonuses under the JV Bonus Plan are fully vested at December 31, 2014; however, no amounts have been earned as of June 24, 2015.

Summary Compensation Table

The following table sets forth, with respect to the years ended December 31, 2014, 2013 and 2012, compensation awarded to, earned by or paid to our principal executive officer, principal financial officer and key consultant who were serving at the end of the last completed fiscal year (the “named executive officers”).

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John M. Holliman, III Executive Chairman (Principal Executive Officer)	2014 2013 2012	100,000 100,000 100,000	- - -	- - 3,000	7,000 7,000 14,000	- - -	- - -	31,000(1) 41,000(1) 16,000(1)	138,000 148,000 133,000
Randolph C. Steer, MD, Ph.D., Consultant (former President)	2014 2013 2012	120,000 120,000 120,000	15,000 - 25,000	- - -	5,000 9,000 12,000	- - -	- - -	- - -	140,000 129,000 157,000
Les M. Taeger Chief Financial Officer (Principal Financial Officer)	2014 2013 2012	135,000 120,000 120,000	- - 25,000	- - -	3,000 6,000 8,000	- - -	- - -	- - -	138,000 126,000 153,000
(1)
Mr. Holliman is a member of the Board, and as a director, received compensation of $31,000, $41,000 and $16,000, in cash, in 2014, 2013 and 2012, respectively, and an annual grant of an option to purchase 10,000 shares of our common stock.   Mr. Holliman received total director’s compensation (Board fees, stock awards and option grants) of $38,000, $48,000 and $20,000 in 2014, 2013 and 2012, respectively, as more fully described in the “Compensation of Directors” section of this prospectus.

Fair value of the grants at the date of the grants was determined using the Black-Scholes model as described, for 2014, in Note 5 to the Financial Statements included in our Annual Report on Form 10-K, filed with the SEC on March 16, 2015, for 2013, in Note 5 to our Annual Report on Form 10-K filed with the SEC on March 27, 2014 and for 2012, in Note 5 to our Annual Report on form 10-K filed with the SEC on March 14, 2013.

Option Grants / Stock Awards

The following table sets forth information about stock option grants and stock awards during our last fiscal year to the executive officers named in the Summary Compensation Table.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (1) ($)
(a)	(b)	(i)	(j)	(k)	(l)
John M. Holliman, III Executive Chairman	1/1/14 2/6/14	- -	10,000 22,000	0.26 0.30	2,000 5,000
Randolph C. Steer, MD, Ph.D. Consultant	2/6/14	-	22,000	0.30	5,000
Les M. Taeger Chief Financial Officer	2/6/14	-	15,000	0.30	3,000
(1) Fair value of the grants at the date of the grants was determined using the Black-Scholes model as described in Note 5 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2015.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information about stock option grants and stock awards outstanding at the end or our last fiscal year held by the executive officers named in the Summary Compensation Table.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
John M. Holliman, III	10,000	-	4.90	1/2/2016
	25,000	-	1.75	5/12/2016
	200,000	-	1.75	5/12/2016
	10,000	-	1.43	12/31/2017
	10,000	-	1.35	12/31/2018
	50,000	-	1.02	2/21/2018
	25,000	-	0.70	10/30/2018
	10,000	-	0.42	1/1/2019
	125,000	-	0.45	2/3/2019
	10,000	-	0.72	1/1/2020
	100,000	-	0.82	2/4/2020
	10,000	-	0.58	1/1/2021
	10,000	-	0.26	1/1/2022
	65,000	-	0.17	5/18/2022
	65,000	-	0.16	8/9/2022
	10,000	-	0.17	1/1/2023
	51,000	-	0.21	2/28/2023
	10,000	-	0.26	1/1/2024
*	20,167	1,833	0.30	2/6/2024

Randolph C. Steer, MD, Ph.D.	200,000	-	1.75	5/12/2016
	50,000	-	1.53	5/21/2017
	50,000	-	1.02	2/21/2018
	75,000	-	0.45	2/3/2019
	50,000	-	0.82	2/4/2020
	50,000	-	0.67	1/17/2021
	65,000	-	0.17	5/18/2022
	65,000		0.16	8/9/2022
	51,000	-	0.21	2/28/2023
	10,000	-	0.35	10/25/2023
*	20,167	1,833	0.3	2/6/2024
Les M. Taeger	150,000	-	5.15	1/16/2016
	150,000	-	1.70	6/2/2016
	14,706	-	1.02	2/21/2018
	50,000	-	0.45	2/3/2019
	35,000	-	0.82	2/4/2020
	25,000	-	0.67	1/17/2021
	45,000	-	0.17	5/18/2022
	45,000	-	0.16	8/9/2022
	29,000	-	0.21	2/28/2023
	10,000	-	0.35	10/25/2023
*	13,750	1,250	0.30	2/6/2024
* Vested on February 6, 2015.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock at June 24, 2015 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group.  At June 24, 2015 there were 40,885,411 shares of our common stock outstanding.

	Common Stock
	Beneficially Owned (1)
Beneficial Owner	Number	Percentage of Class
Eric W. Fangmann (2)	160,000	less than 1%
Fredric J. Feldman (3)	592,064	1.4
John M. Holliman, III (4)	1,680,170	4.0
Elwood D. Howse, Jr. (5)	589,203	1.4
Randolph C. Steer (6)	923,298	2.2
Les M. Taeger (7)	803,280	1.9
BVF Group (8)	7,755,688	19.0
Lloyd Miller, III (9)	7,926,389	19.4
All directors and executive officers as a group (10)	4,748,015	10.7

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares, which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table, are deemed beneficially owned by the optionee.  Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 160,000 shares Mr. Fangmann has a right to acquire upon exercise of stock options.
(3)	Includes 366,500 shares Dr. Feldman has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.
(4)	Includes 1,168,000 shares Mr. Holliman has a right to acquire upon exercise of stock options.
(5)	Includes 366,500 shares Mr. Howse has a right to acquire upon exercise of stock options.
(6)	Includes 878,000 shares Dr. Steer has a right to acquire upon exercise of stock options.
(7)	Includes 758,706 shares Mr. Taeger has a right to acquire upon exercise of stock options.
(8)
BVF Group (Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P.  BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners, L.P., BVF Inc.) is not a related party or otherwise affiliated with the Company, its directors or officers, and the principal business office of the Reporting Persons comprising the Group is located at 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611.

(9)
Lloyd Miller, III is not a related party or otherwise affiliated with the Company, its directors or officers, except that Lloyd Miller, III recommended Eric W. Fangmann to be a Company Board of Director member and Eric W. Fangmann is the Chief Financial Officer of various business entities associated with Mr. Miller, and the principal business office of the Reporting Person is located at 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida 33401.

(10)	Includes 3,697,706 shares directors and executive officers have a right to acquire upon exercise of stock options.

The address of each of the listed stockholders, unless noted otherwise, is in care of Capstone Therapeutics Corp., 1275 West Washington Street, Suite 104, Tempe, AZ 85281.

TRANSACTIONS WITH RELATED PERSONS

Our Board reviews transactions with related parties, but has no formal policies in place with respect to such reviews or the approval of such transactions.  Since January 1, 2014, there have been no transactions with directors, executive officers or other related parties which were material to the Company.

We have entered into indemnity agreements with all of our directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

DESCRIPTION OF OUR CAPITAL STOCK

Our restated certificate of incorporation (“Restated Certificate”) provides that we have the authority to issue 150 million shares of $0.0005 par value common stock and 2 million shares of $0.0005 par value preferred stock.

There are 40,885,411 shares of our common stock outstanding as of June 24, 2015, excluding the following:

•      Options outstanding to purchase 4,062,706 shares of our common stock, the exercise price of which ranges between $0.16 per share to $5.39 per share, which consists of:
o	Options to purchase 1,245,000 shares at exercise prices of $.16 to $.22 per share
o	Options to purchase 598,000 shares at exercise prices of $.24 to $.45 per share
o	Options to purchase 620,000 shares at an exercise price of $.25 per share
o	Options to purchase 504,000 shares at exercise prices of $.58 to $.82 per share
o	Options to purchase 914,706 shares at exercise prices of $1.02 to $1.75 per share
o	Options to purchase 181,000 shares at exercise prices of $4.90 to $5.39 per share
•
Warrants outstanding to purchase 46,706 shares of our common stock with an exercise price of $6.39 per share, and warrants outstanding to purchase 117,423 shares of our common stock with an exercise price of $1.91 per share.

There are no shares of our preferred stock outstanding as of June 24, 2015.

The following is a summary of the material provisions of our common stock and preferred stock.  This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and our Restated Certificate and bylaws.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Stockholders are not entitled to cumulate their votes for the election of directors.  Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

The transfer agent for our common stock is Computershare Inc. (“Computershare”)

Preferred Stock

Under our Restated Certificate, the Board has the authority, without further action by our stockholders, to issue up to 2 million shares of preferred stock in one or more series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock.  The Board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock.  As a result, preferred stock could be issued quickly with terms that will delay or prevent a change of control or make removal of management more difficult.  In addition, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of our common stock.  At present, there are no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Unit Warrants to be Sold in this Offering

The warrants included in the Units offered in this offering will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part.  You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.  The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the form of warrant.

We are offering up to       Units, each consisting of one share of common stock and one-half of a warrant to purchase one share of common stock.  The shares of common stock and warrants will immediately separate after purchase and will be issued separately.  The warrants are exercisable for a five-year period at an exercise price of $       , which is 150% of the offering price for each Unit.

There is no market for the warrants and we do not expect one to develop.  The warrant holders will not have any of the rights or privileges of holders of common stock the warrants are exercised and the underlying shares of common stock are issued.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock. A warrant may be transferred by a holder, upon surrender of the warrant, properly endorsed (by the holder executing an assignment in the form attached to the warrant).

The exercise price and the number of shares of common stock issuable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as recapitalizations, reorganizations, mergers or consolidations.

The warrants provide that, except as approved by the Company, no exercise will be effected, and the holder of a warrant will not have the right to exercise a warrant, if after giving effect to the exercise the holder, together with any affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares upon exercise of such warrant.

Tax Benefit Preservation Plan (“Benefit Plan”)

In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.  In June 2014, our Board adopted a Tax Benefit Preservation Plan (“Benefit Plan”) with Computershare, pursuant to which each outstanding share of our common stock has attached one preferred stock purchase right.  Each share of our common stock subsequently issued prior to the expiration of the Benefit Plan will likewise have attached one right.

Under specified circumstances, the right under the Benefit Plan that attaches to each share of our common stock will entitle the holder thereof to purchase 1/100 of a share of our Series A preferred stock for a purchase price of $5.00 (subject to adjustment), and to receive, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right.  By adopting the Benefit Plan, our Board sough to protect our ability to use our net operating losses and other tax attributes (collectively, “Tax Benefits”).  We view our Tax Benefits as highly valuable assets that are likely to inure to our benefit and the benefit of our stockholders.  However, if we experience an “ownership change,” our ability to use the Tax Benefits could be substantially limited, and the timing of the usage of the Tax Benefits could be substantially delayed, which could significantly impair the value of the Tax Benefits.  The Benefit Plan is intended to act as a deterrent to any person effecting an “ownership change”, as defined in Section 382 of the Internal Revenue Code (the “Code”),  without the approval of our Board.  The Benefit Plan expires June 24, 2016.

At June 24, 2015, the rights are not exercisable and trade only with our common stock.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law.  In general, this statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.  Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder.  Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Delaware corporate law, our Restated Certificate and our bylaws.  Certain provisions of the Restated Certificate and bylaws which are summarized below may discourage or have the effect of delaying or deferring potential changes in control of the Company.  The Board believes that these provisions are in the best interests of stockholders because they will encourage a potential acquirer to negotiate with the Board, which will be able to consider the interests of all stockholders in a change-in-control situation.  However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in our management.

The Restated Certificate provides for the approval of the holders of two-thirds of our outstanding voting stock for a merger or a consolidation with, or a sale by us of all or substantially all of our assets to, any person, firm or corporation, or any group thereof, which owns, directly or indirectly, 5% or more of any class of our voting securities (an “Interested Person”).  In addition, two-thirds approval is required with respect to other transactions involving any such Interested Person, including among other things, purchase by us or any of our subsidiaries of all or substantially all of the assets or stock of an Interested Person and any other transaction with an Interested Person which requires stockholder approval under Delaware law.  The two-thirds voting requirement is not applicable to any transaction approved by the Board if a majority of the members of the Board voting to approve such transaction were elected prior to the date on which the other party became an Interested Person or certain other conditions are met (the “Continuing Directors”).

The Restated Certificate provides that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually.  Candidates for directors shall be nominated only by the Board or by a stockholder who gives us written notice no later than 20 days before the annual meeting or, in the case of a special meeting, the close of business on the 15th day following the date on which notice of such special meeting is first given to the stockholders.  We may have three to nine directors as determined from time to time by our Board, which currently consists of four members.  Between stockholder meetings, our Board may appoint new directors to fill vacancies or newly created directorships.  The Restated Certificate does not provide for cumulative voting at stockholder meetings for the election of directors.  Stockholders controlling at least 50% of the outstanding common stock can elect the entire Board, while stockholders controlling 49% of the outstanding common stock may not be able to elect any directors.  A director may be removed from office only for cause and only by the affirmative vote of a majority of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

The Restated Certificate further provides that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing.  Special meetings of stockholders may be called only by the President, a majority of the Board or the holders of at least 35% of the outstanding shares of capital stock entitled to vote.

The Restated Certificate provides further that the foregoing provisions of the Restated Certificate and bylaws may be amended or repealed only with the affirmative vote of at least two-thirds of the shares entitled to vote, unless the amendment is recommended for stockholder approval by a majority of the Continuing Directors.  These provisions exceed the usual majority vote requirement of Delaware law and are intended to prevent the holders of less than two-thirds of the voting power from circumventing the foregoing terms by amending the Restated Certificate or bylaws.  These provisions, however, enable the holders of more than one-third of the voting power to prevent amendments to the foregoing anti-takeover provisions of the Restated Certificate or bylaws even if they were favored by the holders of a majority of the voting power.

The effect of such provisions of our Restated Certificate and bylaws may be to make more difficult the accomplishment of a merger or other takeover or change in control of the Company.  To the extent that these provisions have this effect, removal of our incumbent Board and management may be rendered more difficult.  Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

Limitations on Personal Liability of Directors

Delaware law authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages for breach of certain fiduciary duties as a director.  We believe that such a provision is beneficial in attracting and retaining qualified directors, and accordingly the Restated Certificate includes a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except: (1) for any breach of the duty of loyalty to the Company or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for any transaction from which the director derived an improper personal benefit; or (4) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.  Thus, pursuant to Delaware law, our directors are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action was taken in the best interest of the corporation).  The foregoing provisions of the Restated Certificate may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of the fiduciary duties, even though an action, if successful, might otherwise have benefited us and our stockholders.  Further, we have entered into indemnity agreements with all of our directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.  We have also obtained insurance for the benefit of our officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

LEGAL MATTERS

The validity of the securities to be sold pursuant to this prospectus is being passed upon for us by our counsel, Quarles & Brady LLP, Phoenix, Arizona.

EXPERTS

The consolidated financial statements of Capstone Therapeutics Corp. as of December 31, 2014 and 2013, and for the years then ended, included in this prospectus have been so included in reliance on the report of Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing with such financial statements (which report includes an explanatory paragraph to an uncertainty with respect to the Company’s ability to continue as a going concern) , and given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C.  20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares of common stock and warrants offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to our company and the shares and warrants we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto.

You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C.  20549 on official business days during the hours of 10:00 am to 3:00 pm.  The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act.  These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.  You should rely only on the information contained in or provided in this prospectus.  We have not authorized anyone else to provide you with different information.  You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INDEX TO THE FINANCIAL STATEMENTS OF

CAPSTONE THERAPEUTICS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Capstone Therapeutics Corp.

We have audited the accompanying consolidated balance sheets of Capstone Therapeutics Corp. (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in equity, and cash flows for each of the two years in the period ended December 31, 2014.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.   The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.   Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capstone Therapeutics Corp. as of December 31, 2014 and 2013 and the results of its consolidated operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the uncertainty with regards to the Company’s ability to raise funding to implement the future business strategy of the Company raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moss Adams LLP

Scottsdale, Arizona
March 16, 2015

CAPSTONE THERAPEUTICS CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$2,164	$6,258
Other current assets	555	233
Total current assets	2,719	6,491

Patent license rights, net	666	823
Furniture and equipment, net	-	3
Total assets	$3,385	$7,317

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$124	$88
Other accrued liabilities	158	12
Total current liabilities	282	100

Equity
Capstone Therapeutics Corp. Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,885,411 shares outstanding in 2014 and 2013	20	20
Additional paid-in capital	189,268	189,215
Accumulated deficit	(186,185)	(182,018)
Total Capstone Therapeutics Corp. stockholders' equity	3,103	7,217
Noncontrolling interest	-	-
Total equity	3,103	7,217

Total liabilities and equity	$3,385	$7,317
See notes to consolidated financial statements

CAPSTONE THERAPEUTICS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years ended December 31,
	2014	2013
OPERATING EXPENSES
General and administrative	$1,453	$1,169
Research and development	3,071	3,124
Total operating expenses	4,524	4,293

Interest and other expenses (income), net	43	(158)
Loss from operations before taxes	4,567	4,135
Income tax benefit	(400)	(21)
Net Loss	4,167	4,114

Less: Net Loss attributable to the noncontrolling interest	-	(193)
Net Loss attributable to Capstone Therapeutics Corp. stockholders	$4,167	$3,921
Per Share Information:
Net loss, basic and diluted, attributable to Capstone Therapeutics Corp. stockholders	$0.10	$0.10
Basic and diluted shares outstanding	40,885	40,885

See notes to consolidated financial statements

CAPSTONE THERAPEUTICS CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)

	Capstone Therapeutics Corp. Stockholders' Equity
					Non
	Common Stock		Additional	Accumulated	controlling
	Shares	Amount	Paid in Capital	Deficit	Interest	Total
Balance December 31, 2012	40,885	$20	$189,181	$(178,097)	$193	$11,297
Stock-based compensation cost	-	-	34	-	-	34
Net loss	-	-	-	(3,921)	(193)	(4,114)
Balance December 31, 2013	40,885	20	189,215	(182,018)	-	7,217

Stock-based compensation cost	-	-	53	-	-	53
Net loss	-	-	-	(4,167)	-	(4,167)
Balance December 31, 2014	40,885	$20	$189,268	$(186,185)	$-	$3,103

See notes to consolidated financial statements

CAPSTONE THERAPEUTICS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(4,167)	$(4,114)
Non cash items:
Depreciation and amortization	160	173
Non-cash stock-based compensation	53	34
Change in other operating items:
Other current assets	(322)	150
Accounts payable	36	(145)
Other accrued liabilities	146	(49)
Cash flows used in operating activities	(4,094)	(3,951)
INVESTING ACTIVITIES
Proceeds from sale of assets	-	4
Cash flows provided by investing activities	-	4
FINANCING ACTIVITIES
Cash flows provided by financing activities	-	-
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,094)	(3,947)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,258	10,205
CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,164	$6,258

See notes to consolidated financial statements

CAPSTONE THERAPEUTICS CORP.

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview of the Business

Capstone Therapeutics Corp. is a biotechnology company committed to developing a pipeline of novel peptides and other molecules aimed at helping patients with under-served medical conditions.  Previously, we were focused on the development and commercialization of two product platforms:  AZX100 and Chrysalin (TP508).  Since March 2012, we no longer have any interest in or rights to Chrysalin.  In 2012 we wound down internal operations, ceased clinical development of AZX100 in dermal scarring, formerly our principal drug candidate, and moved to a more virtual operating model.  In 2014, we terminated the License Agreement for AZX100 intellectual property and returned all interest in and rights to the AZX100 intellectual property to the Licensor (AzTE).

 On August 3, 2012, we entered into a joint venture, LipimetiX Development, LLC, (the “JV”) to develop Apo E mimetic peptide molecule AEM-28 and its analogs.  The JV has a development plan to pursue regulatory approval of AEM-28, or an analog, as treatment for Homozygous Familial Hypercholesterolemia (granted Orphan Drug Designation by FDA in 2012) and other hyperlipidemic indications.  The initial development plan extended through Phase 1a and 1b/2a clinical trials and was completed in the fourth quarter of 2014.  The clinical trials have a safety primary endpoint and an efficacy endpoint targeting reduction of cholesterol and triglycerides.

The JV received allowance from regulatory authorities in Australia permitting the JV to proceed with the planned clinical trials.  The Phase 1a clinical trial commenced in Australia in April 2014 and the Phase 1b/2a clinical trial commenced in Australia in June 2014.  The clinical trials for AEM-28 are randomized, double-blinded, placebo-controlled studies to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of six escalating single doses (Phase 1a in healthy patients with elevated cholesterol) and multiple ascending doses of the three highest doses from Phase 1a (Phase 1b/2a in patients with Hypercholesterolemia and healthy subjects with elevated cholesterol and high Body Mass Index).  The Phase 1a clinical trial consisted of 36 patients and the Phase 1b/2a consisted of 15 patients.  Both clinical trials were completed in 2014 and the Medical Safety Committee, reviewing all safety-related aspects of the clinical trials, observed a generally acceptable safety profile.  As first-in-man studies, the primary endpoint was safety; yet efficacy measurements analyzing pharmacodynamics yielded statistical significance in the pooled dataset favoring AEM-28 versus placebo in multiple lipid biomarker endpoints.

Concurrently with the development activities with AEM-28, the JV has performed limited pre-clinical studies that have identified an analog of AEM-28, referred to as AEM-28-02, and a new phospholipid formulation, that has the potential of equivalent efficacy, higher human dose toleration and an extended patent life (application filed in 2014).

The JV and Company intend to explore fundraising, partnering or licensing to obtain additional funding to continue development activities of AEM-28 and AEM-28-02.

The JV and the Company do not have sufficient funding at this time to continue additional material development activities of AEM-28 and its analogs.  The JV may conduct future clinical trials in Australia, the USA, and other regulatory jurisdictions if regulatory approvals, additional funding, and other conditions permit.  The JV may also fund research or studies to investigate AEM-28-02 for treatment of acute coronary syndrome and other indications.

The Company intends to limit its internal operations to a virtual operating model while continuing monitoring and participating in the management of LipimetiX Development LLC’s AEM-28 and analogs development activities and maintaining the required level of corporate governance and reporting required to comply with Securities and Exchange Commission rules and regulations.

Description of Current Peptide Drug Candidates.

Apo E Mimetic Peptide Molecule – AEM-28 and its analogs

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism.  AEM-28 is a 28 amino acid mimetic of Apo E and AEM-28-02 (an analog of AEM-28) is a 28 amino acid mimetic of Apo E (with an aminohexanoic acid group and a phospholipid) and both contain a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver.  AEM-28 and AEM-28-02, as Apo E mimetics, have the potential to restore the ability of these atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk.  This is an important mechanism of action for AEM-28 and AEM-28-02.  For patients that lack LDL receptors (Homozygous Familial Hypercholesterolemia-HoFH), or have hypercholesterolemia, AEM-28 or AEM-28-02 may provide a therapeutic solution.  Our joint venture has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and certain of its analogs.

Company History

Prior to November 26, 2003, we developed, manufactured and marketed proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal bone and tissue, with particular emphasis on fracture healing and spine repair.  Our product lines, which included bone growth stimulation and fracture fixation devices, are referred to as our “Bone Device Business.”  In November 2003, we sold our Bone Device Business.

In August 2004, we purchased substantially all of the assets and intellectual property of Chrysalis Biotechnology, Inc. (“CBI”), including its exclusive worldwide license for Chrysalin for all medical indications.  Subsequently, our efforts were focused on research and development of Chrysalin with the goal of commercializing our products in fresh fracture healing.  (In March 2012, we returned all rights to the Chrysalin intellectual property and no longer have any interest in, or rights to Chrysalin.)

In February 2006, we purchased certain assets and assumed certain liabilities of AzERx, Inc. Under the terms of the transaction, we acquired an exclusive license for the core intellectual property relating to AZX100,  an anti-fibrotic peptide.  In 2014, we terminated the License Agreement with AzTE (Licensor) for the core intellectual property relating to AZX100 and returned all interest in and rights to the AZX100 intellectual property to the Licensor.

On August 3, 2012, we entered into a joint venture, LipimetiX Development, LLC, (see Note 9 below) to develop Apo E mimetic peptide molecule AEM-28 and analogs.

Our development activities represent a single operating segment as they shared the same product development path and utilized the same Company resources.  As a result, we determined that it is appropriate to reflect our operations as one reportable segment.

OrthoLogic Corp. commenced doing business under the trade name of Capstone Therapeutics on October 1, 2008, and we formally changed our name from OrthoLogic Corp. to Capstone Therapeutics Corp. on May 21, 2010.

In this Annual Report, references to “we”, “our”, the “Company”, “Capstone Therapeutics”, “Capstone”, and “OrthoLogic” refer to Capstone Therapeutics Corp.  References to our Bone Device Business refer to our former business line of bone growth stimulation and fracture fixation devices, including the OL1000 product line, SpinaLogic®, OrthoFrame® and OrthoFrame/Mayo.  References to our joint venture refer to LipimetiX Development, LLC.

Basis of presentation and Management’s Plans.  The accompanying financials statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As discussed above, Management has determined that the Company will require additional capital above its current cash and working capital balances to further develop AEM-28 and its analogs.  Accordingly, the Company has significantly reduced its development activities.  Relating to future corporate strategy, the duration and timing of resolution of the qui tam lawsuit could affect the board’s decision relating to: (a) engaging in a strategic/merger transaction, (b) conducting a private or public offering of debt or equity securities for capital to renew a more active development of AEM-28 and its analogs, and (c) a liquidating distribution to the shareholders.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty of corporate strategy.

Use of estimates.  The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, and expenses in our financial statements and accompanying notes.  Management bases its estimates on historical experience and various other assumptions believed to be reasonable.  Although these estimates are based on management’s assumptions regarding current events and actions that may impact the Company in the future, actual results may differ from these estimates and assumptions.

Our significant estimates include income taxes, contingencies, accounting for stock-based compensation, accounting for the Australian refundable research and development tax credit, and accounting for the formation and consolidation of LipimetiX Development, LLC.

Fair value measurements. We determine the fair value measurements of our applicable assets and liabilities based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Cash and cash equivalents. Cash and cash equivalents consist of cash deposited with financial institutions, including money market accounts, and investments purchased with an original or remaining maturity of three months or less when acquired.

Furniture and equipment.  Furniture and equipment are stated at cost.  Depreciation is calculated on a straight-line basis over the estimated useful lives of the various assets, which range from three to seven years.  Leasehold improvements are amortized over the life of the asset or the period of the respective lease using the straight-line method, whichever is the shortest.

Research and development expenses.  Research and development represents costs incurred for research and development activities, including costs incurred to fund the pre-clinical and clinical testing of our product candidates.  Research and development costs are generally expensed when incurred.  Nonrefundable advance payments are capitalized and recorded as expense when the respective product or service is delivered.

Accrued Clinical.  Accrued clinical represents the liability recorded for the costs incurred for our human clinical trials.  Total patient costs are based on the specified clinical trial protocol, recognized over the period of time service is provided to the subject. We had no active clinical trials at December 31, 2014

Stock-based compensation.  We account for share-based compensation arrangements in accordance with ASC Topic 718 “Compensation - Stock Compensation” (“ASC 718”).  ASC 718 requires all share-based payments, including grants of stock options, restricted stock units and employee stock purchase rights, to be recognized in our financial statements based on their respective grant date fair values.  Under this standard, the fair value of each grant is estimated on the date of grant using a valuation model that meets certain requirements.  We use the Black-Scholes option pricing model to estimate the fair value of our share-based payment awards.  The determination of the fair value of share-based payment awards utilizing the Black-Scholes model was affected by our stock price and a number of assumptions, including expected volatility, expected term, risk-free interest rate and an expected dividend yield.  We used our historical volatility as adjusted for future expectations. The expected life of the stock options was based on historical data and future expectations of when the awards will be exercised.  The risk-free interest rate assumption was based on observed interest rates with durations consistent with the expected terms of our stock options.  The dividend yield assumption was based on our history and expectation of dividend payouts.  The fair value of our restricted stock units was based on the fair market value of our common stock on the date of grant.  We evaluated the assumptions used to value our share-based payment awards on a quarterly basis.  For non-employees, expense was recognized as the service was provided and when performance was complete in accordance with ASC Topic 505 – 550 “Equity-Based Payments to Non-Employees.”

Effective January 1, 2006, stock-based compensation expense recognized in our financial statements has been based on awards that were ultimately expected to vest.  We recognized compensation cost for an award with only service conditions that had a graded vesting schedule on a straight line basis over the requisite service period as if the award was, in-substance, a multiple award.  However, the amount of compensation cost recognized at any date was at least equal to the portion of grant-date fair value of the award that was vested at that date.  The amount of stock-based compensation expense is reduced for estimated forfeitures.  Forfeitures were required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differed from those estimates.

ASC 718 requires the benefits associated with tax deductions that are realized in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow as previously required.  Subsequent to the adoption of ASC 718 on January 1, 2006, we have not recorded any excess tax benefit generated from option exercises, due to our net operating loss carryforwards, which cause such excess benefits to be unrealized.

The Company recorded stock-based compensation of $53,000 in 2014 and $34,000 in 2013, which increased the net loss.  Loss per weighted average basic and diluted shares outstanding increased by less than $0.01 per share in 2014 and $0.01 per share in 2013 due to stock-based compensation.

Loss per common share.  In determining loss per common share for a period, we use weighted average shares outstanding during the period for primary shares and we utilize the treasury stock method to calculate the weighted average shares outstanding during the period for diluted shares.  Utilizing the treasury stock method for the year ended December 31, 2014, 252,500 shares were determined to be outstanding and excluded from the calculation of loss per share because they were anti-dilutive.  At December 31, 2014, options and warrants to purchase 3,186,835 shares of our common stock, at exercise prices ranging from $0.16 to $6.39 per share, were outstanding.

Income Taxes.  Under ASC Topic 740 “Income Taxes” (“ASC 740”), income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities.  We base our estimate of current and deferred taxes on the tax laws and rates that are estimated to be in effect in the periods in which deferred tax liabilities or assets are expected to be settled or realized.  Pursuant to ASC 740, we have determined that the deferred tax assets at December 31, 2014 and 2013 require a full valuation allowance given that it is not “more-likely-than-not” that the assets will be recovered.

We adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (now ASC 740) on January 1, 2007.  ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Subsequent to adoption of ASC 740, each period we evaluate the tax years that remain open for assessment for federal and state tax purposes.  At December 31, 2014, tax years 2010 through 2014 remain open.

We may, from time-to-time, be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. The Company recognizes accrued interest and penalties, if applicable, related to unrecognized tax benefits in income tax expense.  During the years ended December 31, 2014 and 2013, the Company did not recognize a material amount in interest and penalties.

Patents.  Patent license rights were recorded at $1,045,000, their estimated fair value on the date they were acquired, August 3, 2012.  Their cost will be amortized on a straight-line basis over the key patent life of eighty months.  At December 31, 2014, accumulated amortization totaled $379,000.  If a change in conditions occurs, that indicates a material change in the future utility of the patent license rights, an evaluation will be performed to determine if impairment of the asset has occurred, and if so, the impairment will be recorded.

Joint Venture Accounting.  The Company entered into a joint venture in which it has contributed $6,000,000, and the noncontrolling interests have contributed certain patent license rights.  Neither the Company nor the noncontrolling interests have an obligation to contribute additional funds to the joint venture or to assume any joint venture liabilities or to provide a guarantee of either joint venture performance or any joint venture liability.  The financial position and results of operations of the joint venture are presented on a consolidated basis with the financial position and results of operations of the Company.  Intercompany transactions have been eliminated. Joint venture losses were recorded on the basis of common ownership equity interests (60% Company / 40% noncontrolling interests) until common ownership equity was reduced to $0. Subsequent joint venture losses are being allocated to the preferred ownership equity (100% Company).  Subsequent to March 31, 2013, all joint venture losses are being allocated to the Company.  The Company has a revolving loan agreement with the joint venture to advance the joint venture funds for operations in an amount not to exceed a net (net of expected tax credits or other funds obtained) of $700,000, with the net amount due June 30, 2015.  Losses incurred by the joint venture in excess of the capital accounts of the joint venture will be allocated to the Company to the extent of net outstanding advances.

Legal and Other Contingencies

As discussed in Note 10 “Contingency – Legal Proceedings”, the Company is subject to legal proceedings and claims that arise in the course of business.  The Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated.  In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to loss contingencies.  However, the outcome of legal proceedings and claims brought against the Company are subject to significant uncertainty.  Therefore, if the qui tam legal matter is resolved against the Company in excess of management’s expectations, the Company’s financial statements could be materially adversely affected.

Legal costs related to contingencies are expensed as incurred and were not material in either 2014 or 2013.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board issued Accounting Standard Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915 Development Stage Entities will be removed from the FASB Accounting Standards Codification™.  The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after December 15, 2014.  A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. The adoption of this accounting standard update had no impact on our condensed consolidated financial statements.   We had previously presented our financial statements with development stage entity disclosures.  We adopted this accounting standard update in our third quarter ending September 30, 2014, and accordingly, have omitted development stage information and disclosures from our presentation.

In August 2014, the Financial Accounting Standards Board issued Accounting Standard Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40)(“Update”): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, providing a requirement under U.S. GAAP for an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued; and if those conditions exist, to disclose that fact, the conditions and the potential effects on the entity’s ability to meet its obligations. The Update will be effective for an annual period ending after December 15, 2016, with early application permitted.  We have not elected early application, however, if additional funds are not obtained to continue the development of AEM-28 or its analogs, or operations, it will impair our ability to continue as a going concern.  If we do not continue as a going concern, the Company may incur additional losses, up to, and possibly exceeding, $932,000, the Company’s net joint venture investment and revolving loan balance at December 31, 2014.

2.     INVESTMENTS

At December 31, 2014 and December 31, 2013, investments were classified as held-to-maturity securities.  As of December 31, 2014 and 2013, all investments were in investments with maturities less than 90 days and are included in cash and cash equivalents.

3.     FURNITURE AND EQUIPMENT

The components of furniture and equipment at December 31 are as follows (in thousands):

	December 31,
	2014	2013
Machinery and equipment	$221	$221
Furniture and fixtures	34	34
Leasehold improvements	-	-
	255	255
Less accumulated depreciation and amortization	(255)	(252)
Total	$-	$3

Depreciation and leasehold improvement amortization expenses for the years ended December 31, 2014 and 2013 were $3,000 and $11,000, respectively.

4.     INCOME TAXES

The components of deferred income taxes at December 31 are as follows (in thousands):

	December 31
	2014	2013
Accruals and reserves	$1	$1
Valuation allowance	(1)	(1)
Total current	-	-
NOL, AMT and general business credit carryforwards	56,868	56,050
Difference in basis of fixed assets	3	3
Accruals and reserves	28	274
Difference in basis of intangibles	110	13
Difference in currency exchange rate	46
Valuation allowance	(57,055)	(56,340)
Total non current	-	-
Total deferred income taxes	$-	$-

ASC 740 requires that a valuation allowance be established when it is more-likely-than-not that all or a portion of a deferred tax asset will not be realized.  Changes in valuation allowances from period-to-period are included in the tax provision in the period of change.  In determining whether a valuation allowance is required, we take into account all evidence with regard to the utilization of a deferred tax asset including past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.  Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and has established a valuation allowance of approximately $57 million at December 31, 2014 and $56 million at December 31, 2013.  The valuation allowance as of December 31, 2014 and 2013 includes approximately $2.7 million for net operating loss carry forwards that relate to stock compensation expense for income tax reporting purposes that upon realization, would be recorded as additional paid-in capital.  The valuation allowance reduces deferred tax assets to an amount that management believes will more likely than not be realized.

The components of the income tax provision (benefit) are as follows (in thousands):

	Years Ended December 31
	2014	2013
Provision (benefit) for income taxes
Current	$(400)	$(21)
Deferred	-	-
Income tax provision (benefit)	(400)	(21)

The 2014 income tax benefit results from the Australian refundable research and development tax credit as explained in Note 7.  The 2013 income tax benefit results from Arizona state income tax legislation passed in 2010 that provides for the refund of 75 percent of the 2012 Arizona state research and development tax credit for entities that would otherwise not be able to utilize their 2012 Arizona research and development tax credits to reduce 2012 Arizona state income taxes currently payable.

We have accumulated approximately $146 million in federal and $33 million in state net operating loss carryforwards (“NOLs”) and approximately $6 million of research and development and alternative minimum tax credit carryforwards.  The federal NOLs expire between 2023 and 2034.  The Arizona state NOL’s expire between 2015 and 2034.  The availability of these NOL’s to offset future taxable income could be limited in the event of a change in ownership, as defined in Section 382 of the Internal Revenue Code.

A reconciliation of the difference between the provision (benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the years ended December 31, 2014 and 2013:

	Years Ended December 31
	2014	2013
Income tax provision (benefit) at statutory rate	$(1,417)	$(1,333)
State income taxes	(165)	(138)
Research credits	(435)	(74)
Expiration of state NOL	649	548
Other	252	324
Change in valuation allowance	716	652
Net provision (benefit)	$(400)	$(21)

5.	STOCKHOLDERS’ EQUITY

The number of common shares reserved for issuance under the OrthoLogic 1987 option plan was 4,160,000 shares. This plan expired during October 1997.  In May 1997, our stockholders adopted a new stock option plan (the “1997 Plan”).  The 1997 Plan reserved for issuance 1,040,000 shares of Common Stock.  Subsequent to its original adoption, the Board of Directors and stockholders approved amendments to the 1997 Plan that increased the number of shares of common stock reserved for issuance to 4,190,000.  The 1997 Plan expired in March 2007.  In May 2006, our stockholders approved the 2005 Equity Incentive Plan (the “2005 Plan”) and reserved 2,000,000 shares of our common stock for issuance.  Our stockholders approved the reservation of an additional 1,750,000 shares of common stock for issuance under the 2005 Plan, which increased the total shares available for grant under the 2005 Plan to 3,750,000 shares.  At December 31, 2014, 495,519 shares remained available to grant under the 2005 Plan (the 1997 plan and the 2005 plan are collectively referred to as “The Plans”).  The 2005 Plan expires in April 2015.  Two types of options may be granted under the Plans: options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the “Code”) and other options not specifically authorized or qualified for favorable income tax treatment by the Code.  All eligible employees may receive more than one type of option.  Any director or consultant who is not an employee of the Company shall be eligible to receive only nonqualified stock options under the Plans.

The Plans provide that in the event of a takeover or merger of the Company in which 100% of the equity of the Company is purchased or a sale of all or substantially all of the Company’s assets, 75% of all unvested employee options will vest immediately and the remaining 25% will vest over the following twelve month period.  If an employee or holder of stock options is terminated as a result of or subsequent to the acquisition, 100% of that individual’s stock option will vest immediately upon employment termination.

We used the Black-Scholes model with the following assumptions to determine the total fair value of $53,000 and $34,000 for options to purchase 223,000 and 255,000 shares of our common stock issued during 2014 and 2013, respectively.

	2014	2013
Risk free interest rate	1.7%	0.7%
Volatility	100%	77%
Expected term from vesting	4.2 Years	4.6 Years
Dividend yield	0%	0%

Summary

Non-cash stock compensation cost for the year ended December 31, 2014 totaled $53,000, and was recorded as a general and administrative expense in the Statement of Operations for the year ended December 31, 2014.

Non-cash stock compensation cost for the year ended December 31, 2013, totaled $34,000.  In the Statement of Operations for the year ended December 31, 2013, non-cash stock compensation expense of $33,000 was recorded as a general and administrative expense and $1,000 was recorded as a research and development expense.

No options were exercised in the years ended December 31, 2014 and 2013.

At December 31, 2014, the remaining unamortized non-cash stock compensation costs totaled less than $1,000.

A summary of option activity under our stock option plans for the years ended December 31, 2014 and 2013 is as follows:

	2014			2013
			Weighted
		Weighted	average		Weighted
		average	remaining		average
	Number of	exercise	contractual term	Number of	exercise
	Options	price	(years)	Options	price

Options outstanding at the beginning of the year:	3,225,806	$1.52		3,218,264	$1.71
Granted	223,000	$0.27		255,000	$0.22
Exercised	-	$-		-	$-
Expired / Forfeited	(426,100)	$4.17		(247,458)	$2.65
Outstanding at end of year	3,022,706	$1.06	4.96	3,225,806	$1.52
Options exercisable at year-end	3,015,374	$1.06	4.77	3,115,384	$1.57
Options vested and expected to vest at year end	3,017,685	$1.06	4.83	3,150,504	$1.55

The Company had no unvested common stock share awards as of December 31, 2014 or December 31, 2013, and no common stock awards were made in 2014 or 2013.

It is the Company’s policy to issue options from stockholder approved incentive plans. However, if the options are issued as an inducement for an individual to join the Company, the Company may issue stock options outside of stockholder approved plans.  The options granted to employees under stockholder approved incentive plans have a ten-year term and normally vest over a two to four-year period of service.  All stock options are granted with an exercise price equal to the current market value on the date of grant and, accordingly, stock options have no intrinsic value on the date of grant.  Based on the closing market price of the Company’s common stock at December 31, 2014 of $0.23, stock options exercisable or expected to vest at December 31, 2014, have intrinsic value of $41,000.

Warrants

At December 31, 2014, the Company has fully vested warrants outstanding to purchase 46,706 shares of the Company’s common stock with an exercise price of $6.39 per share, which expire in February 2016, and fully vested warrants outstanding to purchase 117,423 shares of the Company’s common stock with an exercise price of $1.91 per share, which expire in July 2016. No warrants were exercised during the years ended December 31, 2014 or 2013.

6.     COMMITMENTS

Rent expense for the years ended December 31, 2014 and 2013, was $64,000 and $82,000, respectively.

In 2007, the Company entered into a lease for 17,000 square feet of space in a Tempe, Arizona office and research facility.  This lease calls for monthly rental payments of $22,000, plus a proportionate share of building operating expenses and property taxes.  The term of this lease was sixty months from March 1, 2008.  In January of 2013, this lease was amended to extend the lease to February 28, 2015, with the rentable square feet of space reduced to 2,845 square feet and monthly rental payments of approximately $5,000 plus a proportionate share of building operating expenses and property taxes.  On October 1, 2014 this lease was extended to February 29, 2016 with a monthly rental payment of approximately $5,000 plus a proportionate share of building operating expenses and property taxes.

7.	AUSTRALIAN REFUNDABLE RESEARCH & DEVELOPMENT CREDIT

In March 2014, LipimetiX Development LLC, (see Note 9 in the financial statement included in this Form 10-K) formed a wholly-owned Australian subsidiary, Lipimetix Australia Pty Ltd, to conduct Phase 1a and Phase1b/2a clinical trials in Australia.   Currently Australian tax regulations provide for a refundable research and development tax credit equal to 43.5% of qualified expenditures.  Subsequent to the end of its Australian tax years, Lipimetix Australia Pty Ltd intends to submit claims for a refundable research and development tax credit. The transitional Australian tax periods/years granted for Lipimetix Australia Pty Ltd end on June 30, 2014, December 31, 2014 and thereafter December 31 of each succeeding year.  For the tax year ended June 30, 2014, Lipimetix Australia Pty Ltd received a refundable research and development tax credit of AUD$227,000. For the tax year ended December 31, 2014 a AUD$242,000 refundable research and development tax credit has been recorded by Lipimetix Australia Pty Ltd, as it is more likely than not that the recorded refundable research and development tax credit at December 31, 2014 will be approved and received.

8.     AUTHORIZED PREFERRED STOCK

We have 2,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors.  We presently have no outstanding shares of preferred stock.  Our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock.  If we raise additional funds to continue development of AEM-28 and its analogs, or operations, we may issue preferred stock.  The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

In connection with the Tax Benefit Preservation Plan (“Benefit Plan”) dated June 24, 2014, between the Company and Computershare (formerly Bank of New York), our Board of Directors approved the designation of 1,000,000 shares of Series A Preferred Stock. The Benefit Plan and the exercise of rights to purchase Series A Preferred Stock, pursuant to the terms thereof, may delay, defer or prevent a change in control without the approval of the Board.  In addition to the anti-takeover effects of the rights granted under the Benefit Plan, the issuance of preferred stock, generally, could have a dilutive effect on our stockholders.  The Benefit Plan expires June 24, 2016.

9.     JOINT VENTURE FOR DEVELOPMENT OF APO E MIMETIC PEPTIDE MOLECULE AEM-28 AND ANALOGS

On August 3, 2012, we entered into a Contribution Agreement with LipimetiX LLC to form a joint venture, LipimetiX Development, LLC (“JV”), to develop Apo E mimetic molecules, including AEM-28 and its analogs.  The Company contributed $6 million, which included $1 million for 600,000 voting common ownership units, representing 60% ownership in the JV, and $5 million for 5,000,000 non-voting preferred ownership units, which have preferential distribution rights.

LipimetiX LLC contributed all intellectual property rights for Apo E mimetic molecules it owned and assigned its Exclusive License Agreement between the University of Alabama at Birmingham Research Foundation (“UABRF”) and LipimetiX, LLC, for the UABRF intellectual property related to Apo E mimetic molecules AEM-28 and its analogs to the JV, in return for 400,000 voting common ownership units representing 40% ownership in JV, and $378,000 in cash (for certain initial patent-related costs and legal expenses).

LipimetiX LLC was formed by the principals of Benu BioPharma, Inc. (“Benu”) and UABRF to commercialize UABRF’s intellectual property related to Apo E mimetic molecules, including AEM-28 and analogs.  Benu is composed of Dennis I. Goldberg, Ph.D., Phillip M. Friden, Ph.D. and Eric M. Morrel, Ph.D.  The Exclusive License Agreement, as amended, calls for payment of patent filing, maintenance and other related patent fees, as well as a royalty of 3% on Net Sales of Licensed Products during the Term of the Agreement.  The Agreement terminates upon the expiration of all Valid Patent Claims within the Licensed Patents, which are currently estimated to expire between 2019 and 2034.  The Agreement, as amended, also calls for annual maintenance payments of $25,000, various milestone payments of $50,000 to $500,000 and minimum royalty payments of $500,000 to $1,000,000 per year commencing on January 1 of the first calendar year following the year in which the First Commercial Sale occurs.  UABRF will also receive 5% of Non Royalty Income received.

Concurrent with entering into the Contribution Agreement and the First Amendment and Consent to Assignment of Exclusive License Agreement between LipimetiX LLC, UABRF and the Company, the Company and LipimetiX LLC entered into a Limited Liability Company Agreement for JV which establishes a Joint Development Committee (“JDC”) to manage JV development activities.  The JDC is composed of three members appointed by LipimetiX LLC and two members appointed by the Company.  Non-development JV decisions, including the issuance of new equity, incurrence of debt, entry into strategic transactions, licenses or development agreements, sales of assets and liquidation,  will be decided by a majority vote of the common ownership units.

The JV, on August 3, 2012, entered into a Management Agreement with Benu to manage JV development activities for a monthly fee of approximately $63,000 during the twenty-seven month development period, and an Accounting Services Agreement with the Company to manage JV accounting and administrative functions.  The current accounting services fee is $1,000 a month.  Commencing in November 2014, Benu has received a reduced monthly management fee in the amount of $35,000.

The joint venture formation was as follows ($000’s):

Patent license rights	$1,045
Noncontrolling interests	(667)
Cash paid at formation	$378

Patent license rights were recorded at their estimated fair value and are being amortized on a straight-line basis over the key patent life of eighty months.

The financial position and results of operations of the joint venture are presented on a consolidated basis with the financial position and results of operations of the Company.  Intercompany transactions have been eliminated.  The joint venture agreement requires profits and losses to be allocated on the basis of common ownership equity interests (60% Company / 40% noncontrolling interests).  However, for the Company’s consolidated financial statement, joint venture losses were recorded on the basis of common ownership equity interests (60% Company / 40% noncontrolling interests) until common ownership equity was reduced to $0.  Subsequent joint venture losses have been allocated to the preferred ownership equity (100% Company).  Subsequent to March 31, 2013, all joint venture losses have been allocated to the Company.  The Company has a revolving loan agreement with the joint venture to advance the joint venture funds for operations in an amount not to exceed a net (net of expected tax credits or other funds obtained) of $700,000, with the net amount due June 30, 2015.  Losses incurred by the joint venture in excess of the capital accounts of the joint venture will be allocated to the Company to the extent of net outstanding advances.  At December 31, 2014, outstanding advances on the revolving loan agreement totaled $500,000.

The joint venture incurred operating expenses, prior to the elimination of intercompany transactions, of $2,388,000 in 2014 and $6,235,000 for the period from August 3, 2012 (inception) to December 31, 2014, of which $2,388,000 and $5,568,000, respectively, have been allocated to the Company. The joint venture operating expenses are included in research and development expenses in the condensed consolidated statements of operations.

Neither the Company nor the noncontrolling interests have an obligation to contribute additional funds to the joint venture or to assume any joint venture liabilities or to provide a guarantee of either joint venture performance or any joint venture liability.  Losses allocated to the noncontrolling interests represent an additional potential loss for the Company as the noncontrolling interests are not obligated to contribute assets to the joint venture to the extent they have a negative capital account, and depending on the ultimate outcome of the joint venture, the Company could potentially absorb all losses associated with the joint venture.  From formation of the joint venture, August 3, 2012, through December 31, 2014, losses totaling $667,000 have been allocated to the noncontrolling interests.  If the joint venture or Company is unable to obtain additional funding, the ability of the joint venture to continue development of AEM-28 and its analogs would be impaired as would the joint venture’s ability to continue operations.  If the joint venture does not continue as a going concern, at December 31, 2014 the Company would incur an additional loss of $667,000 for the joint venture losses allocated to the noncontrolling interests.

10.   CONTINGENCY – LEGAL PROCEEDINGS

In April 2009, we became aware of a qui tam complaint that was filed under seal by Jeffrey J. Bierman as Relator/Plaintiff on March 28, 2005 in the United States District Court for the District of Massachusetts against OrthoLogic and other companies that allegedly manufactured bone growth stimulation devices, including Orthofix International N.V., Orthofix, Inc., DJO Incorporated, Reable Therapeutics, Inc., the Blackstone Group, L.P., Biomet, Inc., EBI, L.P., EBI Holdings, Inc., EBI Medical Systems, Inc., Bioelectron, Inc., LBV Acquisition, Inc., and Smith & Nephew, Inc.  By order entered on March 24, 2009, the court unsealed the amended complaint.  The amended complaint alleges various causes of action under the federal False Claims Act and state and city false claims acts premised on the contention that the defendants improperly promoted the sale, as opposed to the rental, of bone growth stimulation devices.  The amended complaint also includes claims against the defendants for, among other things, allegedly misleading physicians and purportedly causing them to file false claims and for allegedly violating the Anti-kickback Act by providing free products to physicians, waiving patients’ insurance co-payments, and providing inducements to independent sales agents to generate business.  The Relator/Plaintiff is seeking civil penalties under various state and federal laws, as well as treble damages, which, in the aggregate could exceed the financial resources of the Company.

The United States Government declined to intervene or participate in the case.  On September 4, 2009, the Relator/Plaintiff served the amended complaint on the Company.  We sold our bone growth stimulation business in November 2003 and have had no further activity in the bone growth stimulation business since that date.  We intend, in conjunction with the other defendants, to defend this matter vigorously and believe that at all times our billing practices in our bone growth stimulation business complied with applicable laws.  On December 4, 2009, the Company, in conjunction with the other defendants, moved to dismiss the amended complaint with prejudice.  In response to that motion, Relator/Plaintiff filed a second amended complaint.  On August 17, 2010, the Company, in conjunction with the other defendants, moved to dismiss the second amended complaint with prejudice.  That motion was denied by the court on December 8, 2010.  On January 28, 2011, we, in conjunction with the other defendants, filed our answer to the second amended complaint.  No trial date has been set.  Discovery in the case is now open.

Based upon the currently available information, we believe that the ultimate resolution of this matter will not have a material effect on our financial position, liquidity or results of operations.  However, because of many questions of law and facts that may arise, the outcome of this litigation is uncertain.  If we are unable to successfully defer or otherwise dispose of this litigation, and the Relator/Plaintiff is awarded the damages sought, the litigation would have a material adverse effect on our financial position, liquidity and results of operations and we would not be able to continue our business as it is presently conducted.

CAPSTONE THERAPEUTICS CORP.
 CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,540	$2,164
Other current assets	631	555
Total current assets	2,171	2,719

Patent license rights, net	627	666
Furniture and equipment, net	-	-
Total assets	$2,798	$3,385

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	185	124
Other accrued liabilities	180	158
Total current liabilities	365	282

Equity
Capstone Therapeutics Corp. Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,885,411 shares in 2015 and 2014 issued and outstanding	20	20
Additional paid-in capital	189,314	189,268
Accumulated deficit	(186,901)	(186,185)
Total Capstone Therapeutics Corp. stockholders' equity	2,433	3,103
Noncontrolling interest	-	-
Total equity	2,433	3,103

Total liabilities and equity	$2,798	$3,385

See notes to unaudited condensed consolidated financial statements

CAPSTONE THERAPEUTICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2015	2014

OPERATING EXPENSES
General and administrative	$472	$452
Research and development	350	630
Total operating expenses	822	1,082

Interest and other expenses (income), net	56	(60)
Loss from operations before taxes	878	1,022
Income tax benefit	(162)	-
NET LOSS	716	1,022
Less: Net Loss attributable to the noncontrolling interest	-	-

Net Loss attributable to Capstone Therapeutics Corp. stockholders	$716	$1,022
Per Share Information:
Net loss, basic and diluted, attributable to Capstone Therapeutic Corp. stockholders	$0.02	$0.02
Basic and diluted shares outstanding	40,885	40,885

See notes to unaudited condensed consolidated financial statements

CAPSTONE THERAPEUTICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended
	March 31,
	2015	2014
OPERATING ACTIVITIES
Net loss	$(716)	$(1,022)
Non cash items:
Depreciation and amortization	39	40
Non-cash stock compensation	46	28
Change in other operating items:
Other current assets	(76)	(2)
Accounts payable	61	165
Other accrued liabilities	22	23
Cash flows used in operating activities	(624)	(768)
INVESTING ACTIVITIES
Cash flows provided by investing activities	-	-
FINANCING ACTIVITIES
Cash flows provided by financing activities	-	-

NET DECREASE IN CASH AND CASH EQUIVALENTS	(624)	(768)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,164	6,258
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,540	$5,490

See notes to unaudited condensed consolidated financial statements

CAPSTONE THERAPEUTICS CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015

Note A.	OVERVIEW OF BUSINESS

Description of the Business

Capstone Therapeutics Corp. (the “Company”, “we”, “our” or “us”) is a biotechnology company committed to developing a pipeline of novel peptides and other molecules aimed at helping patients with under-served medical conditions.  Previously, we were focused on the development and commercialization of two product platforms:  AZX100 and Chrysalin (TP508).  Since March 2012, we no longer have any interest in or rights to Chrysalin.  In 2012 we wound down internal operations, ceased clinical development of AZX100 in dermal scarring, formerly our principal drug candidate, and moved to a more virtual operating model.  In 2014, we terminated the License Agreement for AZX100 intellectual property and returned all interest in and rights to the AZX100 intellectual property to the Licensor (AzTE).

 On August 3, 2012, we entered into a joint venture, LipimetiX Development, LLC, (the “JV”) to develop Apo E mimetic peptide molecule AEM-28 and its analogs.  The JV has a development plan to pursue regulatory approval of AEM-28, or an analog, as treatment for Homozygous Familial Hypercholesterolemia (granted Orphan Drug Designation by FDA in 2012), Acute Pancreatitis, and other hyperlipidemic indications. The initial development plan extended through Phase 1a and 1b/2a clinical trials and was completed in the fourth quarter of 2014.

The JV received allowance from regulatory authorities in Australia permitting the JV to proceed with the planned clinical trials.  The Phase 1a clinical trial commenced in Australia in April 2014 and the Phase 1b/2a clinical trial commenced in Australia in June 2014.  The clinical trials for AEM-28 were randomized, double-blinded, placebo-controlled studies to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of six escalating single doses (Phase 1a in healthy patients with elevated cholesterol) and multiple ascending doses of the three highest doses from Phase 1a (Phase 1b/2a in patients with hypercholesterolemia and healthy subjects with elevated cholesterol and high Body Mass Index). The Phase 1a clinical trial consisted of 36 patients and the Phase 1b/2a consisted of 15 patients.  Both clinical trials were completed in 2014 and the Medical Safety Committee, reviewing all safety-related aspects of the clinical trials, observed a generally acceptable safety profile.  As  first-in-man studies, the primary endpoint was safety; yet efficacy measurements analyzing pharmacodynamics yielded statistical significance in the pooled dataset favoring AEM-28 versus placebo in multiple lipid biomarker endpoints.

Concurrently with the development activities with AEM-28, the JV has performed limited pre-clinical studies that have identified an analog of AEM-28, referred to as AEM-28-02, and a new phospholipid formulation, that has the potential of equivalent efficacy, higher human dose toleration and an extended composition of matter patent life (application filed with the U.S. Patent and Trademark Office in 2014).

The JV and the Company intend to explore fundraising, partnering or licensing, to obtain additional funding to continue development activities of AEM-28 and AEM-28-02.

The JV and the Company do not have sufficient funding at this time to continue additional material development activities of AEM-28 and its analogs.  The JV may conduct future clinical trials in Australia, the USA, and other regulatory jurisdictions if regulatory approvals, additional funding, and other conditions permit.
The Company intends to continue limiting its internal operations to a virtual operating model while monitoring and participating in the management of LipimetiX Development LLC’s AEM-28 and analogs development activities and maintaining the required level of corporate governance and reporting required to comply with Securities and Exchange Commission rules and regulations.

Description of Current Peptide Drug Candidates.

Apo E Mimetic Peptide Molecule – AEM-28 and its analogs

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism.  AEM-28 is a 28 amino acid mimetic of Apo E and AEM-28-02 (an analog of AEM-28) is a 28 amino acid mimetic of Apo E (with an aminohexanoic acid group and a phospholipid) and both contain a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver.  AEM-28 and AEM-28-02, as Apo E mimetics, have the potential to restore the ability of these atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk.  This is an important mechanism of action for AEM-28 and AEM-28-02.  For patients that lack LDL receptors (Homozygous Familial Hypercholesterolemia-HoFH), have acute pancreatitis, or have hypercholesterolemia, AEM-28 or AEM-28-02 may provide a therapeutic solution.  Our joint venture has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and certain of its analogs.

Company History

Prior to November 26, 2003, we developed, manufactured and marketed proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal bone and tissue, with particular emphasis on fracture healing and spine repair.  Our product lines, which included bone growth stimulation and fracture fixation devices, are referred to as our “Bone Device Business.”  In November 2003, we sold our Bone Device Business.

In August 2004, we purchased substantially all of the assets and intellectual property of Chrysalis Biotechnology, Inc., including its exclusive worldwide license for Chrysalin for all medical indications.  Subsequently, our efforts were focused on research and development of Chrysalin with the goal of commercializing our products in fresh fracture healing.  (In March 2012, we returned all rights to the Chrysalin intellectual property and no longer have any interest in, or rights to Chrysalin.)

In February 2006, we purchased certain assets and assumed certain liabilities of AzERx, Inc. Under the terms of the transaction, we acquired an exclusive license for the core intellectual property relating to AZX100, an anti-fibrotic peptide.  In 2014, we terminated the License Agreement with AzTE (Licensor) for the core intellectual property relating to AZX100 and returned all interest in and rights to the AZX100 intellectual property to the Licensor.

On August 3, 2012, we entered into a joint venture, LipimetiX Development, LLC, (see Note B below) to develop Apo E mimetic peptide molecule AEM-28 and analogs.

Our development activities represent a single operating segment as they shared the same product development path and utilized the same Company resources.  As a result, we determined that it is appropriate to reflect our operations as one reportable segment.

OrthoLogic Corp. commenced doing business under the trade name of Capstone Therapeutics on October 1, 2008, and we formally changed our name from OrthoLogic Corp. to Capstone Therapeutics Corp. on May 21, 2010.

In these notes, references to “we”, “our”, “us”, the “Company”, “Capstone Therapeutics”, “Capstone”, and “OrthoLogic” refer to Capstone Therapeutics Corp.  References to our joint venture or “JV”, refer to LipimetiX Development, LLC.

Financial Statement Presentation and Management’s Plan

The accompanying financials statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The report from our Independent Registered Public Accounting Firm on our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K expressed substantial doubt about the Company’s ability to continue as a going concern.

Management has determined that the Company will require additional capital above its current cash and working capital balances to further develop AEM-28 and its analogs or continue operations.  Accordingly, the Company has reduced its development activities.  The Company’s  corporate strategy is to raise funds by possibly engaging in a strategic/merger transaction, or conducting a private or public offering of debt or equity securities for capital.    These financial statements do not include any adjustments that might result from the outcome of the uncertainty of the Company successfully implementing its corporate strategy.

In the opinion of management, the unaudited condensed interim financial statements include all adjustments necessary for the fair presentation of our financial position, results of operations, and cash flows, and all adjustments were of a normal recurring nature.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the complete fiscal year.  The financial statements include the consolidated results of Capstone Therapeutics Corp. and our 60% owned subsidiary, LipimetiX Development, LLC.  Intercompany transactions have been eliminated.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Securities and Exchange Commission rules and regulations, although we believe that the disclosures herein are adequate to make the information presented not misleading.  These unaudited condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014.  Information presented as of December 31, 2014 is derived from audited financial statements.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, and expenses in our financial statements and accompanying notes.  Management bases its estimates on historical experience and various other assumptions believed to be reasonable.  Although these estimates are based on management’s assumptions regarding current events and actions that may impact us in the future, actual results may differ from these estimates and assumptions.

Legal and Other Contingencies

As discussed in Part II, Item 1 of this Form 10-Q under the heading “Legal Proceedings” and in Note C, “Contingency – Legal Proceedings” in Notes to Financial Statements, the Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to loss contingencies. However, the outcome of legal proceedings and claims brought against the Company are subject to significant uncertainty. Therefore, if the qui tam legal matter, as described in Note C, is resolved against the Company in excess of management’s expectations, the Company’s financial statements, its development plans and financial viability, could be materially adversely affected.

Joint Venture Accounting

The Company entered into a joint venture in which it has contributed $6,000,000, and the noncontrolling interests have contributed certain patent license rights.  Neither the Company nor the noncontrolling interests have an obligation to contribute additional funds to the joint venture or to assume any joint venture liabilities or to provide a guarantee of either joint venture performance or any joint venture liability.  The financial position and results of operations of the joint venture are presented on a consolidated basis with the financial position and results of operations of the Company.  Intercompany transactions have been eliminated. Joint venture losses were recorded on the basis of common ownership equity interests (60% Company / 40% noncontrolling interests) until common ownership equity was reduced to $0. Subsequent joint venture losses are being allocated to the preferred ownership equity (100% Company).  Subsequent to March 31, 2013, all joint venture losses are being allocated to the Company.  The Company has a revolving loan agreement with the joint venture to advance the joint venture funds for operations in an amount not to exceed a net (net of expected tax credits or other funds obtained) of $700,000, with the net amount due June 30, 2015.  Losses incurred by the joint venture in excess of the capital accounts of the joint venture will be allocated to the Company to the extent of net outstanding advances.

Cash and Cash Equivalents

At March 31, 2015, cash and cash equivalents included money market accounts.

Recent Accounting Pronouncements

 In August 2014, the Financial Accounting Standards Board issued Accounting Standard Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40)(“Update”): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, providing a requirement under U.S. GAAP for an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued; and if those conditions exist, to disclose that fact, the conditions and the potential effects on the entity’s ability to meet its obligations. The Update will be effective for an annual period ending after December 15, 2016, with early application permitted.    We have not elected early application.  However, if additional funds are not obtained to continue the development of AEM-28 or its analogs, or operations, it will impair our ability to continue as a going concern.  If we do not continue as a going concern, the Company may incur additional losses, up to, and possibly exceeding, $932,000, the Company’s net joint venture investment and revolving loan balance at March 31, 2015.

Note B.  JOINT VENTURE FOR DEVELOPMENT OF APO E MIMETIC PEPTIDE MOLECULE AEM-28 AND ANALOGS

On August 3, 2012, we entered into a Contribution Agreement with LipimetiX LLC to form a joint venture, LipimetiX Development, LLC (“JV”), to develop Apo E mimetic molecules, including AEM-28 and its analogs.  The Company contributed $6 million, which included $1 million for 600,000 voting common ownership units, representing 60% ownership in the JV, and $5 million for 5,000,000 non-voting preferred ownership units, which have preferential distribution rights.

LipimetiX LLC contributed all intellectual property rights for Apo E mimetic molecules it owned and assigned its Exclusive License Agreement between the University of Alabama at Birmingham Research Foundation (“UABRF”) and LipimetiX, LLC, for the UABRF intellectual property related to Apo E mimetic molecules AEM-28 and its analogs to the JV, in return for 400,000 voting common ownership units representing 40% ownership in JV, and $378,000 in cash (for certain initial patent-related costs and legal expenses).

LipimetiX LLC was formed by the principals of Benu BioPharma, Inc. (“Benu”) and UABRF to commercialize UABRF’s intellectual property related to Apo E mimetic molecules, including AEM-28 and analogs.  Benu is composed of Dennis I. Goldberg, Ph.D., Phillip M. Friden, Ph.D. and Eric M. Morrel, Ph.D.  The Exclusive License Agreement, as amended, calls for payment of patent filing, maintenance and other related patent fees, as well as a royalty of 3% on Net Sales of Licensed Products during the Term of the Agreement.  The Agreement terminates upon the expiration of all Valid Patent Claims within the Licensed Patents, which are currently estimated to expire between 2019 and 2034.  The Agreement, as amended, also calls for annual maintenance payments of $25,000, various milestone payments of $50,000 to $500,000 and minimum royalty payments of $500,000 to $1,000,000 per year commencing on January 1 of the first calendar year following the year in which the First Commercial Sale occurs.  UABRF will also receive 5% of Non Royalty Income received.

Concurrent with entering into the Contribution Agreement and the First Amendment and Consent to Assignment of Exclusive License Agreement between LipimetiX LLC, UABRF and the Company, the Company and LipimetiX LLC entered into a Limited Liability Company Agreement for JV which establishes a Joint Development Committee (“JDC”) to manage JV development activities.  The JDC is composed of three members appointed by LipimetiX LLC and two members appointed by the Company.  Non-development JV decisions, including the issuance of new equity, incurrence of debt, entry into strategic transactions, licenses or development agreements, sales of assets and liquidation,  will be decided by a majority vote of the common ownership units.

The JV, on August 3, 2012, entered into a Management Agreement with Benu to manage JV development activities for a monthly fee of approximately $63,000 during the twenty-seven month development period, and an Accounting Services Agreement with the Company to manage JV accounting and administrative functions.  The current accounting services fee is $1,000 a month.  Commencing in November 2014, Benu has received a reduced monthly management fee in the amount of $35,000.

The joint venture formation was as follows ($000’s):

Patent license rights	$1,045
Noncontrolling interests	(667)
Cash paid at formation	$378

Patent license rights were recorded at their estimated fair value and are being amortized on a straight-line basis over the key patent life of eighty months.

The financial position and results of operations of the joint venture are presented on a consolidated basis with the financial position and results of operations of the Company.  Intercompany transactions have been eliminated.  The joint venture agreement requires profits and losses to be allocated on the basis of common ownership equity interests (60% Company / 40% noncontrolling interests).  However, for the Company’s consolidated financial statement, joint venture losses were recorded on the basis of common ownership equity interests (60% Company / 40% noncontrolling interests) until common ownership equity was reduced to $0.  Subsequent joint venture losses have been allocated to the preferred ownership equity (100% Company).  Subsequent to March 31, 2013, all joint venture losses have been allocated to the Company.  The Company has a revolving loan agreement with the joint venture to advance the joint venture funds for operations in an amount not to exceed a net (net of expected tax credits or other funds obtained) of $700,000, with the net amount due June 30, 2015.  Losses incurred by the joint venture in excess of the capital accounts of the joint venture will be allocated to the Company to the extent of net outstanding advances.  At March 31,2015, outstanding advances on the revolving loan agreement totaled $700,000.

The joint venture incurred net operating expenses, prior to the elimination of intercompany transactions, of $200,000 in the three month period ended March 31, 2015 and $6,435,000 for the period from August 3, 2012 (inception) to March 31, 2015, of which $200,000 and $5,768,000, respectively, have been allocated to the Company. The joint venture operating expenses are included in research and development expenses in the condensed consolidated statements of operations.

Neither the Company nor the noncontrolling interests have an obligation to contribute additional funds to the joint venture or to assume any joint venture liabilities or to provide a guarantee of either joint venture performance or any joint venture liability.  Losses allocated to the noncontrolling interests represent an additional potential loss for the Company as the noncontrolling interests are not obligated to contribute assets to the joint venture to the extent they have a negative capital account, and depending on the ultimate outcome of the joint venture, the Company could potentially absorb all losses associated with the joint venture.  From formation of the joint venture, August 3, 2012, through December 31, 2014, losses totaling $667,000 have been allocated to the noncontrolling interests.  If the joint venture or Company is unable to obtain additional funding, the ability of the joint venture to continue development of AEM-28 and its analogs would be impaired as would the joint venture’s ability to continue operations.  If the joint venture does not continue as a going concern, at March 31, 2015 the Company would incur an additional loss of $667,000 for the joint venture losses allocated to the noncontrolling interests.

Note C.   CONTINGENCY – LEGAL PROCEEDINGS - SUBSEQUENT EVENT

In April 2009, we became aware of a qui tam complaint that was filed under seal by Jeffrey J. Bierman as Relator/Plaintiff on March 28, 2005 in the United States District Court for the District of Massachusetts (the “Court”) against OrthoLogic and other companies that manufactured bone growth stimulation devices, including Orthofix International N.V., Orthofix, Inc., DJO Incorporated, Reable Therapeutics, Inc., the Blackstone Group, L.P., Biomet, Inc., EBI, L.P., EBI Holdings, Inc., EBI Medical Systems, Inc., Bioelectron, Inc., LBV Acquisition, Inc., and Smith & Nephew, Inc.  By order entered on March 24, 2009, the court unsealed the amended complaint.  The amended complaint alleges various causes of action under the federal False Claims Act and state and city false claims acts premised on the contention that the defendants improperly promoted the sale, as opposed to the rental, of bone growth stimulation devices.  The amended complaint also includes claims against the defendants for, among other things, allegedly misleading physicians and purportedly causing them to file false claims and (except for OrthoLogic) for allegedly violating the Anti-kickback Act by providing free products to physicians, waiving patients’ insurance co-payments, and providing inducements to independent sales agents to generate business.  The Relator/Plaintiff is seeking civil penalties under various state and federal laws, as well as treble damages, which, in the aggregate could exceed the financial resources of the Company.

The United States Government declined to intervene or participate in the case.  On September 4, 2009, the Relator/Plaintiff served the amended complaint on the Company.  We sold our bone growth stimulation business in November 2003 and have had no further activity in the bone growth stimulation business since that date.  We have, in conjunction with the other defendants, defended this matter vigorously and believe that at all times our billing practices in our bone growth stimulation business complied with applicable laws.  On December 4, 2009, the Company, in conjunction with the other defendants, moved to dismiss the amended complaint with prejudice.  In response to that motion, Relator/Plaintiff filed a second amended complaint.  On August 17, 2010, the Company, in conjunction with the other defendants, moved to dismiss the second amended complaint with prejudice.  That motion was denied by the court on December 8, 2010.  On January 28, 2011, we, in conjunction with the other defendants, filed our answer to the second amended complaint.  No trial date has been set.  Discovery in the case has closed.

In May 2015, the Company and Relator/Plaintiff entered into an agreement to settle the qui tam action against the Company for a one-time payment of $50,000.   A Stipulation and Motion requesting the Court to approve the parties’ Settlement Agreement has been filed and the Court’s decision is pending.  The Company has accrued this $50,000 estimated liability at March 31, 2015.  Based upon the currently available information, we believe that the ultimate resolution of this matter will not have a material effect on our financial position, liquidity or results of operations.  However, until the Court approves the parties’ Settlement Agreement and dismisses OrthoLogic, the outcome of this litigation is uncertain.  If we are unable to successfully defend or otherwise dispose of this litigation, and the Relator/Plaintiff is awarded the damages sought, the litigation would have a material adverse effect on our financial position, liquidity and results of operations and we would not be able to continue our business as it is presently conducted.

Note D.   Australian Refundable Research & Development Credit

In March 2014, LipimetiX Development LLC, (see Note B) formed a wholly-owned Australian subsidiary, Lipimetix Australia Pty Ltd, to conduct Phase 1a and Phase1b/2a clinical trials in Australia.   Currently Australian tax regulations provide for a refundable research and development tax credit equal to 45% of qualified expenditures.  Subsequent to the end of its Australian tax years, Lipimetix Australia Pty Ltd intends to submit claims for a refundable research and development tax credit. The transitional Australian tax periods/years granted for Lipimetix Australia Pty Ltd end on June 30, 2014, December 31, 2014 and thereafter December 31 of each succeeding year.  For the tax year ended June 30, 2014, Lipimetix Australia Pty Ltd received a refundable research and development tax credit of AUD$227,000. At December 31, 2014 a AUD$242,000 development tax credit was recorded by Lipimetix Australia Pty Ltd, and at March 31, 2015, an additional AUD$205,000 has been accrued, as it is more likely than not that the recorded refundable research and development tax credit will be approved and received.  At March 31, 2015, and December 31, 2014, AUD$447,000 (US$ 340,000), and AUD$242,000 (US$196,000), respectively, have been accrued and are included in other current assets in our condensed consolidated balance sheets.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, all of which will be paid by the registrant, are as follows:

SEC registration fee (actual)		$1,162
Blue sky fees	$		*
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*
Total	$		*
* To be provided by amendment.

Item 14.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation’s request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such person actually and reasonably incurred in connection therewith.  Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct (i) by the stockholders, (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (iii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iv) by independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct.  Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

We have directors’ and officers’ insurance which provides for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.  We have also entered into separate indemnification agreements with each of our directors and certain officers that may require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers to the maximum extent permitted under Delaware law.

Our restated certificate of incorporation provides that indemnification shall be available to the fullest extent permitted by the DGCL for all current or former directors or officers.

Item 15.  Recent Sale of Unregistered Securities

NONE

Item 16.  Exhibits.

See the Exhibit Index following the “Signatures” page in this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17.  Undertakings.

(b)           The undersigned registrant hereby undertakes:

(1)         to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)
each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)           that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the Registration Statement on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on July 2, 2015.

CAPSTONE THERAPEUTICS CORP.

By: /s/ John M. Holliman, III
John M. Holliman, III
Executive Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Holliman, III and Les M. Taeger, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title
/s/ John M. Holliman, III	Executive Chairman (Principal Executive Officer),
John M. Holliman, III	Chairman of the Board and Director

/s/ Les M. Taeger	Senior Vice President and Chief Financial Officer
Les M. Taeger	(Principal Financial and Accounting Officer)

/s/ Eric W. Fangmann	Director
Eric W. Fangmann.

/s/ Frederic J. Feldman	Director
Frederic J. Feldman, Ph.D.

/s/ Elwood D. Howse, Jr.	Director
Elwood D. Howse, Jr.

*Each of the above signatures is affixed as of July 2, 2015.

S-1

CAPSTONE THERAPEUTICS CORP.
(the “Company”)

EXHIBIT INDEX TO
FORM S-1 REGISTRATION STATEMENT

THE FOLLOWING EXHIBITS ARE FILED WITH OR INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT:

Exhibit No.	Description	Incorporated by Reference To:	Filed Herewith:
1.1	Form of Underwriting Agreement (***)
2.1	Certificate of Conversion of Lipimetix Development, LLC, effective as of June 25, 2015	Exhibit 2.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 26, 2015
2.2	Plan of Conversion of Lipimetix Development, LLC, effective as of June 25, 2015	Exhibit 2.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 26, 2015
3.1
Second Amended and Restated Certificate of Incorporation, as amended through June 22, 2015, including the Amended and Restated Certificate of Designation of Series A Preferred Stock, executed June 24, 2014
Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 26, 2015
3.2	Bylaws of the Company	Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on June 23, 2015
3.3	Certificate of Incorporation of Lipimetix Development, Inc., Bylaws of LipimetiX Development, Inc.	Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 26, 2015
4.1	Class A Warrant Agreement dated February 24, 2006, between OrthoLogic Corp. and PharmaBio Development Inc. (d/b/a NovaQuest)	Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2006
4.2	Class A Warrant Agreement dated June 30, 2006 by and between OrthoLogic Corp. and PharmaBio Development Inc.	Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2006
4.3
Amended and Restated Class B Warrant Agreement dated February 24, 2006, and amended and restated as of June 30, 2006, between OrthoLogic Corp. and PharmaBio Development Inc.  (d/b/a NovaQuest) (asterisks located within exhibit denote information that has been redacted pursuant to a request for confidential treatment filed with the SEC)
Exhibit 4.4 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A/A filed with the SEC on May 25, 2010.
4.4	Tax Benefit Preservation Plan, dated as of June 24, 2014, by and between Capstone Therapeutics Corp. and Computershare Inc., as rights agent.	Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2014
4.5	Form of Warrant (***)
5.1	Opinion of Quarles & Brady LLP (***)
10.1	Form of Indemnification Agreement (*)	Exhibit 10.16 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (No. 33-47569) filed with the SEC on January 25, 1993

10.2	1997 Stock Option Plan of the Company, as amended and approved by the stockholders (1)	Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the SEC on March 2, 2005
10.3	Form of Incentive Stock Option Grant Letter for use in connection with the Company’s 1997 Stock Option Plan (**)	Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 4, 2005
10.4	Form of Non-qualified Stock Option Grant Letter for use in connection with the Company’s 1997 Stock Option Plan (**)	Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 19, 2006
10.5	Director Compensation Plan, effective June 10, 2005 (1)	Exhibit 10.2 to the Company’s Quarterly Report Form 10-Q for the quarterly period ended June 30, 2005 filed with the SEC on August 9, 2005
10.6	Employment Agreement dated January 10, 2006 between the Company and Les M. Taeger (1)	Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2006 (the “January 11th 8-K”)
10.7	Intellectual Property, Confidentiality and Non-Competition Agreement between the Company and Les M. Taeger dated January 10, 2006 (1)	Exhibit 10.2 to the January 11th 8-K
10.8	Common Stock and Warrant Purchase Agreement by and between OrthoLogic Corp. and PharmaBio Development Inc., dated February 24, 2006.	Exhibit 10.1 to the Company’s Registration Statement on Form S-3 filed with the SEC on April 13, 2006 (April 2006 S-3)
10.9	Registration Rights Agreement by and between OrthoLogic Corp. and PharmaBio Development Inc., dated February 24, 2006	Exhibit 4.8 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A/A filed with the SEC on May 25, 2010.
10.10	Registration Rights Agreement by and between OrthoLogic Corp., AzERx, Inc., and Certain Shareholders, dated February 27, 2006	Exhibit 10.3 to the Company’s April 2006 S-3
10.11	Amended and Restated License Agreement dated February 23, 2006 by and between OrthoLogic Corp. and Arizona Science Technology Enterprises, LLC	Exhibit 10.5 to the Company’s Registration Statement on Form S-3 filed with the SEC on April 25, 2006
10.12	2005 Equity Incentive Plan (2005 Plan) (1)	Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2006
10.13	Form of Incentive Stock Option Grant Letters for Grants under the 2005 Plan (**)	Exhibit 10.1 to the Company’s Report on Form 10-Q for the quarterly period ended June 30, 2006, filed on August 8, 2006 (“June 2006 10-Q”)
10.14	Form of Non-Qualified Stock Options Grant Letter for Grants under the 2005 Plan (**)	Exhibit 10.2 to the Company’s June 2006 10-Q
10.15	Form of Restricted Stock Grant Letters for Grants under the 2005 Plan (**)	Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2006
10.16	Amendment to Employment Agreement dated January 10, 2006 between OrthoLogic Corp. and Les Taeger (1)	Exhibit 10.3 to the Company’s June 2006 10-Q

10.17
Contribution Agreement by and among LipimetiX, LLC, Capstone Therapeutics Corp., LipimetiX Development, LLC, The UAB Research Foundation, Dennis I.  Goldberg, Ph.D., Philip M. Friden, Ph.D., Eric Morrell, Ph.D., G. M.  Anantharamaiah, Ph.D., Palgunachari Mayakonda, Ph.D., Frederick Meyer, Ph.D., Michael Webb, and Jeffrey Elton, Ph.D., effective as of August 3, 2012.
Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 10, 2012
10.18
Limited Liability Company Agreement of LipimetiX Development, LLC, by and among LipimetiX Development, LLC, Capstone Therapeutics Corp., and the other members and managers party thereto, effective as of August 3, 2012.
Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 10, 2012
10.19	First Amendment and Consent to Assignment of Exclusive License Agreement by and among The UAB Research Foundation, LipimetiX, LLC and LipimetiX Development, LLC, dated as of August 3, 2012.	Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 10, 2012
10.20	Management Agreement by and among LipimetiX Development, LLC, Benu BioPharma, Inc., Dennis I. Goldberg, Ph.D., Phillip M. Friden, Ph.D., and Eric M. Morrel, Ph.D., effective as of August 3, 2012.	Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 10, 2012
10.21	Accounting Services Agreement by and among LipimetiX Development, LLC and Capstone Therapeutics Corp., effective as of August 3, 2012	Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 10, 2012
10.22	Escrow Agreement by and among Capstone Therapeutics Corp., LipimetiX Development, LLC dated as of August 3, 2012	Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 10, 2012
10.23	Exclusive License Agreement between the UAB Research Foundation and LipimetiX LLC dated August 26, 2011	Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 10, 2012
10.24	Second Amendment to Exclusive License Agreement between the UAB Research Foundation and LipimetiX, LLC, last signed on January 26, 2015	Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 30, 3015
10.25	Capstone Therapeutics Corp. Joint Venture Bonus Plan	Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the SEC on November 8, 2012
10.26	Accounting Services Agreement Amendment #1, dated August 23, 2013	Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed with the SEC on November 12, 2013

10.27	Capstone Therapeutics Corp. 2015 Equity Incentive Compensation Plan	Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2015
10.28	Form of Incentive Stock Option Grant Letter for Grants under the 2015 Equity Incentive Plan	Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2015
10.29	Form of Non-Qualified Stock Option Grant Letter for Grants to Directors under the 2015 Equity Incentive Plan	Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2015
10.30	Form of Non-Qualified Stock Option Grant Letter for Grants to Consultants under the 2015 Equity Incentive Plan	Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2015
10.31	Stockholders Agreement, dated as of June 23, 2015, by and among LipimetiX Development, Inc. and the stockholders named therein	Exhibit 10.31 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 26, 2015
23.1	Consent of Moss Adams LLP (***)		X
23.2	Consent of Quarles & Brady LLP (***)
24.1	Powers of Attorney	(Included on the Signature Page)

* Capstone Therapeutics Corp.  has entered into separate indemnification agreements with each of its current directors and executive officers that differ only in party names and dates.  Pursuant to the instructions accompanying Item 601 of Regulation S-K, Capstone has filed the form of such indemnification agreement.
** Capstone Therapeutics from time to time issues stock options to its employees, officers and directors pursuant to its 2005 and 2015 Stock Option Plans, as amended.  The incentive stock option grant letters and non-qualified stock option grant letters that evidence these issuances differ only in such terms as the identity of the recipient, the grant date, the number of securities covered by the award, the price(s) at which the recipient may acquire the securities and the vesting schedule.  Pursuant to the instructions accompanying Item 601 of Regulation S-K, Capstone has filed the form of such incentive stock option grant letter and non-qualified stock option grant letter.
*** To be provided by amendment.

(1) Management Contract or compensatory plan or arrangement